                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 333-70984-04


[LOGO] BANK OF AMERICA

20,000,000

BAC Capital Trust I
7% Capital Securities
guaranteed to the extent set forth herein by Bank of America Corporation

   BAC Capital Trust I will sell to the public 20,000,000 7% capital securities ($25 liquidation amount), representing its undivided preferred beneficial interests and will sell to Bank of America common securities representing its undivided common beneficial interests. The Trust will use the sales proceeds to buy an equal principal amount of 7% Bank of America Corporation Junior Subordinated Notes, due 2031.

   The capital securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "BAC PrW." Trading of the capital securities is expected to commence within 30 days after the Trust issues the capital securities.

Investing in the capital securities involves risks that are described in the "Risk Factors" section beginning on page S-10 of this prospectus supplement.

--------------------------------------------------------------------------------

   Our junior subordinated notes are unsecured. Our junior subordinated notes and the capital securities are not savings accounts, deposits or other obligations of a bank, are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks, including possible loss of principal.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the junior subordinated notes or the capital securities or passed on the adequacy or accuracy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                          Per capital security    Total
                          -------------------- ------------
Public offering price (1)        $25.00        $500,000,000
Underwriting commissions.           (2)           (2)
Proceeds to the Trust (1)        $25.00        $500,000,000

--------

(1)Plus accumulated distributions, if any, from the original issue date.
(2)Bank of America Corporation will pay the underwriting commissions of $15,750,000, or $0.7875 per capital security.

   The underwriters also may purchase up to an additional 3,000,000 capital securities within 14 days from the date of this prospectus to cover over-allotments.

   The underwriters expect to deliver the capital securities to purchasers on December 14, 2001.

            Banc of America Securities LLC Incapital LLC
            A. G. Edwards & Sons, Inc.     Bear, Stearns & Co. Inc.
            Goldman, Sachs & Co.           Lehman Brothers
            Prudential Securities          UBS Warburg
            Wachovia Securities

         Prospectus Supplement to Prospectus dated November 15, 2001.
                               December 6, 2001

                               TABLE OF CONTENTS

                                                          Page
                 PROSPECTUS SUPPLEMENT                    ----
                 About This Prospectus Supplement........  S-4
                 Summary.................................  S-5
                    BAC Capital Trust I..................  S-5
                    Bank of America Corporation..........  S-6
                    The Offering.........................  S-6
                    The Capital Securities...............  S-6
                    The Common Securities................  S-6
                    The Junior Subordinated Notes........  S-6
                    The Guarantee of the Capital
                      Securities.........................  S-7
                    Ranking..............................  S-7
                    Deferral of Distributions............  S-7
                    Redemption of Capital Securities and
                      Junior Subordinated Notes..........  S-8
                    Distribution of Junior Subordinated
                      Notes..............................  S-8
                    Option to Extend Stated Maturity
                      Date...............................  S-8
                    Form of Capital Securities...........  S-9
                    Listing of Capital Securities........  S-9
                 Risk Factors............................ S-10
                 Capitalization.......................... S-14
                 Ratios of Earnings to Fixed Charges and
                   Ratios of Earnings to Fixed Charges
                   and Preferred Stock Dividends......... S-15
                 Selected Financial Data................. S-16
                 Accounting Treatment.................... S-17
                 Description of Capital Securities....... S-17
                    General.............................. S-17
                    Distributions........................ S-17
                    Payment of Distributions............. S-18
                    Deferral of Distributions............ S-18
                    Redemption........................... S-19
                    Redemption Procedures................ S-19
                    Liquidation Distribution Upon
                      Dissolution........................ S-20
                    The Property Trustee................. S-22
                    Form of Capital Securities........... S-22
                 Description of Junior Subordinated
                   Notes................................. S-23
                    General.............................. S-23
                    Interest............................. S-23
                    Option to Extend Interest Payment
                      Period............................. S-24
                    Prepayment........................... S-25

                                                         Page
                  PROSPECTUS                             ----
                  About This Prospectus.................   2
                  Where You Can Find More Information...   2
                  Forward-Looking Statements............   4
                  Bank of America Corporation...........   4
                     Business Segment Operations........   4
                     Acquisitions and Sales.............   7
                     Regulatory Matters.................   7
                  The Trusts............................  10
                  Use of Proceeds.......................  11
                  Ratios of Earnings to Fixed Charges
                    and Ratios of Earnings to Fixed
                    Charges and Preferred Stock
                    Dividends...........................  12
                  Description of the Capital Securities.  12
                     General............................  12
                     Distributions......................  13
                     Redemption of Capital Securities...  14
                     Subordination of Common
                       Securities.......................  16
                     Distribution of Junior
                       Subordinated Notes...............  16
                     Liquidation Distribution Upon
                       Dissolution......................  17
                     Events of Default, Payment
                       Failures, Waiver and Notice......  18
                     Voting Rights......................  19
                     Modification of the Declaration of
                       Trust............................  20
                     Mergers or Consolidations of the
                       Trusts...........................  21
                     Book-Entry Only Issuance - The
                       Depositary Trust Company.........  22
                     Registrar, Transfer Agent and
                       Paying Agent.....................  24
                     Information Concerning the
                       Property Trustee.................  24
                     Governing Law......................  24
                  Description of the Junior
                    Subordinated Notes..................  25
                     General............................  25
                     Subordination......................  26
                     Additional Interest................  27
                     Form, Exchange, Registration,
                       Transfer and Payment.............  28
                     Option to Defer Interest Payments..  28
                     Prepayment.........................  28
                     Certain Covenants of Bank of
                       America..........................  29

                                                          Page
                 PROSPECTUS SUPPLEMENT                    ----
                    Option to Extend Stated Maturity
                      Date............................... S-25
                    Registration, Denomination and
                      Transfer........................... S-26
                    Modification of Indenture............ S-26
                    Events of Default and the Rights of
                      Capital Securities Holders to Take
                      Action Against Us.................. S-26
                    Concerning the Indenture Trustee..... S-27
                 Description of Guarantee................ S-28
                 Relationship Among the Capital
                   Securities, the Junior Subordinated
                   Notes and the Guarantee............... S-28
                    Rights Upon Dissolution.............. S-29
                 United States Federal Income Taxation... S-29
                 Certain ERISA Considerations............ S-30
                 Underwriting............................ S-33
                 Legal Matters........................... S-35

                                                         Page
                  PROSPECTUS                             ----
                     Limitation on Mergers and Sales of
                       Assets...........................  30
                     Events of Default, Waiver and
                       Notice...........................  30
                     Modification of Junior
                       Subordinated Indenture...........  31
                     Discharge and Defeasance...........  32
                     Book-Entry and Settlement..........  33
                     Governing Law......................  33
                     The Indenture Trustee..............  33
                     Miscellaneous......................  33
                  Description of Guarantee..............  34
                     General............................  34
                     Amendment and Assignment...........  35
                     Termination of the Guarantee.......  35
                     Events of Default..................  35
                     Status of the Guarantee............  36
                     Information Concerning the
                       Guarantee Trustee................  36
                     Governing Law......................  36
                  Effect of Obligations Under the Junior
                    Subordinated Notes and the
                    Guarantee...........................  37
                  United States Federal Income Taxation.  38
                     Classification of the Junior
                       Subordinated Notes...............  38
                     Classification of the Trusts.......  38
                     United States Holders..............  39
                     Non-United States Holders..........  40
                  Plan of Distribution..................  42
                  Legal Matters.........................  43
                  Experts...............................  43

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement describes the specific terms of the capital securities, junior subordinated notes and guarantee and supplements the description of each of those securities included in the attached prospectus. You should rely only on the information included or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If information in this prospectus supplement is inconsistent with the attached prospectus, this prospectus supplement supersedes the information in the attached prospectus.

   This prospectus supplement and the attached prospectus do not constitute an offer to sell or the solicitation of an offer to buy the capital securities in any jurisdiction in which such offer or solicitation is unlawful. The delivery of this prospectus supplement, at any time, does not create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to such date.

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to "Bank of America," "we," "us" or "our," or similar references, mean Bank of America Corporation, and any reference to the "Trust" means BAC Capital Trust I.

   Unless otherwise indicated, the information provided in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

                                    SUMMARY

   The following information concerning the Trust, the BAC Capital Trust I 7% Capital Securities, Bank of America, the guarantee of the capital securities, and the Bank of America Corporation 7% Junior Subordinated Notes, due 2031, summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the attached prospectus.

BAC Capital Trust I

   The Trust is a statutory business trust formed under Delaware law pursuant to:

  . a declaration of trust executed by Bank of America, as sponsor, and the trustees of the Trust; and

  . a certificate of trust filed with the Secretary of State of the State of Delaware.

   The Trust exists exclusively to:

  .  issue and sell its capital securities to the public;

  .  issue and sell its common securities to Bank of America;

  . invest the proceeds from the sale of its capital and common securities in junior subordinated notes of Bank of America;

  . distribute the cash payments it receives on the junior subordinated notes to the holders of its capital and common securities; and

  .  engage only in those other activities necessary or incidental thereto.

   The capital securities offered by this prospectus supplement and the attached prospectus, including any capital securities which may be issued pursuant to the over-allotment option, will be all of the outstanding capital securities of the Trust.

   Bank of America has agreed to pay all fees and expenses related to the Trust and the offering of the capital and common securities.

   The Bank of New York, a New York banking corporation, will act as the property trustee of the Trust. Two individuals who are officers or employees of ours or are our affiliates will act as regular trustees of the Trust. The principal executive office of the Trust is c/o Bank of America Corporation, Corporate Treasury Division, Bank of America Corporate Center, 100 North Tryon Street, NC1-007-23-01, Charlotte, North Carolina 28255, telephone number (704) 386-5972.

   The Bank of New York (Delaware) is the Delaware trustee of the Trust with the address of: The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

Bank of America Corporation

   Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company. Our principal assets are our shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries. Through those subsidiaries, we provide a diversified range of banking and nonbanking financial services and products, primarily throughout the Mid-Atlantic (Maryland, Virginia and the District of Columbia), the Midwest (Illinois, Iowa, Kansas and Missouri), the Southeast (Florida, Georgia, North Carolina, South Carolina and Tennessee), the Southwest (Arizona, Arkansas, New Mexico, Oklahoma and Texas), the Northwest (Oregon and Washington), and the West (California, Idaho and Nevada) regions of the United States and in selected international markets.

The Offering

   The Trust is offering the capital securities at a public offering price of $25 per security. The Trust will use the proceeds from the sale of the capital and common securities to purchase Bank of America junior subordinated notes. The junior subordinated notes will be the Trust's only assets. Bank of America will irrevocably and unconditionally guarantee the obligations of the Trust to the extent described in the prospectus supplement and the attached prospectus. See "Relationship Among the Capital Securities, the Junior Subordinated Notes and the Guarantee" on page S-28.

The Capital Securities

   If you purchase capital securities, you will be entitled to receive cumulative cash distributions at an annual rate of $1.75 for each capital security. This amount represents 7% of the $25 liquidation amount for each capital security. If the Trust is terminated and its assets distributed, you will be entitled to receive the $25 liquidation amount for each capital security you own, or a like principal amount of junior subordinated notes, in each case plus accumulated but unpaid distributions, from the assets of the Trust available for distribution after payment of liabilities owed to its creditors. If the Trust does not have sufficient funds, you may not receive the full liquidation amount and accumulated but unpaid distributions. For a complete description of the capital securities, see "Description of Capital Securities" on page S-17.

   Distributions on the capital securities will accumulate from the date the Trust issues its capital securities. The Trust will pay distributions quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2002. The Trust will pay distributions only when it has funds available for payment.

   The holders of the capital securities will have no voting rights, except as described in the sections of the attached prospectus entitled "Description of the Capital Securities -- Voting Rights" and "Description of Guarantee -- Amendment and Assignment" on pages 19 and 35 of the attached prospectus, respectively, and as otherwise required by law and the declaration of trust.

The Common Securities

   Bank of America, or one of its affiliates, will acquire all of the common securities of the Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. Except as described under the heading "Ranking" below, the common securities will rank equally with the capital securities in priority of payment. Normally, holders of the common securities will have sole voting power on matters to be voted upon by the Trust's securityholders.

The Junior Subordinated Notes

   The Trust will purchase $515,500,000 of junior subordinated notes ($592,825,000 if the over-allotment option is exercised in full) from Bank of America using the proceeds from the sale of its capital and common securities. The junior subordinated notes will be issued under a junior subordinated indenture between Bank of America and The Bank of New York, as trustee. The junior subordinated notes will:

  .  bear interest at an annual rate of 7% per $25 principal amount;

  . pay interest quarterly, subject to Bank of America's right to defer interest payments for up to 20 consecutive quarters as we describe below; and

  . mature on December 15, 2031, although Bank of America may redeem the notes earlier or extend the maturity of the notes under the circumstances we describe below.

The Guarantee of the Capital Securities

   We will guarantee the capital securities on a limited basis. The guarantee will require us to pay accrued and unpaid distributions, redemption payments and liquidation payments on the capital securities on behalf of the Trust only to the extent the Trust has funds available for payment. However, the guarantee will not require us to make payments on behalf of the Trust if the Trust does not have sufficient funds to make payments on the capital securities. The sole source of funds for the Trust will be payments we make on the junior subordinated notes held by the Trust.

Ranking

   The capital securities generally will rank equally with the common securities in priority of payment. The Trust will make distributions and other payments on the capital and common securities based on a proportionate allocation of the payments the Trust receives on the junior subordinated notes. However, upon the occurrence of any event of default under the declaration of trust, the rights of the holders of the common securities to receive payments of distributions and payment upon liquidation and redemption and other payments will be subordinated to the rights to payment of the holders of the capital securities. For a more detailed explanation, see "Description of the Capital Securities--Subordination of Common Securities" on page 16 of the attached prospectus.

   The junior subordinated notes will be unsecured and rank subordinate and junior in right of payment to all of our Senior Obligations, as defined in the attached prospectus. The guarantee will rank subordinate and junior in right of payment to all of our other liabilities, including contingent liabilities, and equally with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us with respect to any preferred or preference stock of any of our affiliate's securities (including other trust preferred securities) and senior to our common stock. For a more detailed explanation, see "Description of the Junior Subordinated Notes--Subordination" on page 26 of the attached prospectus and "Description of Guarantee--Status of the Guarantee" on page 36 of the attached prospectus.

Deferral of Distributions

   We will have the right to defer interest payments on the junior subordinated notes during any period for up to 20 consecutive quarters, but not beyond the maturity date of those notes. After we make all interest payments that we have deferred, including any accrued interest on the deferred interest payments, we can defer interest payments again for up to another 20 consecutive quarters.

   If we defer interest payments on the junior subordinated notes, the Trust will defer distributions on the capital securities for the same period. During any deferral period, distributions will continue to accumulate on the capital securities at an annual rate of 7% of the $25 liquidation amount per capital security. In addition, the deferred distributions will accrue additional interest, as permitted by applicable law, at an annual rate of 7%, compounded quarterly.

   While we defer interest payments on the junior subordinated notes, we generally will not be permitted to take certain actions. See "Description of Junior Subordinated Notes--Option to Extend Interest Payment Period" on page S-24.

   If we defer interest payments on the junior subordinated notes, during that time the capital securities will be treated as having been being issued with original issue discount for United States federal income tax purposes. This means that you will be required to include accrued interest in your income for United States federal income tax purposes before you receive any cash distributions. Please see "United States Federal Income Taxation" on page 38 of the attached prospectus for a more complete discussion.

Redemption of Capital Securities and Junior Subordinated Notes

   The Trust will redeem all of the outstanding capital and common securities when we pay the junior subordinated notes on their maturity date on December 15, 2031. We may extend the maturity date of the notes under the circumstances we describe below under "Option to Extend Stated Maturity Date."

   Except as described under "--Ranking" on page S-7, the aggregate liquidation amount of capital and common securities to be redeemed will be allocated approximately 97% to the capital securities and approximately 3% to the common securities.

   We also can cause the redemption of the capital and common securities by a prepayment of the junior subordinated notes subject to any required prior approval from the Federal Reserve Board:
    . on or after December 15, 2006, in whole or in part; or . in whole, but not in part, at any time following the occurrence and certification of a tax event, an investment company event or a capital treatment event, each as defined in the attached prospectus.

   For a description of when we may prepay the junior subordinated notes, see "Description of Junior Subordinated Notes--Prepayment" on page S-25.

Distribution of Junior Subordinated Notes

   We will have the right to terminate the Trust at any time. If we exercise our termination right, and, after satisfaction of the Trust's liabilities to its creditors, the Trust will distribute the junior subordinated notes to the holders of the capital and common securities based on their respective liquidation amounts. However, if an event of default under the declaration of trust has occurred and is continuing, holders of capital securities will have priority in connection with such distribution over holders of common securities as described under "--Ranking" on page S-7. If the junior subordinated notes are distributed, we will use our reasonable efforts to list the junior subordinated notes on the New York Stock Exchange or any other exchange on which the capital securities are then listed.

Option to Extend Stated Maturity Date

   We can extend the stated maturity date of the junior subordinated notes to a date no later than December 15, 2050, so long as at the time we make this election and at the time the extension commences:

  . no event of default under the junior subordinated notes has occurred and is continuing;

  . the Trust is not in arrears on distribution payments on the capital securities and no deferred distributions on the capital securities have accumulated; and

  . the junior subordinated notes are, and after such extension, will be rated at least BBB- by Standard & Poor's Ratings Services, at least Baa3 by Moody's Investors Service, Inc. or at least the equivalent by any other nationally recognized statistical rating organization.

Form of Capital Securities

   The capital securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your capital securities and the capital securities will not be registered in your name. Rather, your broker or other direct or indirect participant of DTC will maintain your position in the capital securities. For a description of the book-entry system, see "Description of the Capital Securities--"Book-Entry Only Issuance--The Depository Trust Company" on page 22 of the attached prospectus.

Listing of Capital Securities

   The capital securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance. Trading of the capital securities on the New York Stock Exchange is expected to commence within 30 days after issuance.

                                 RISK FACTORS

   Your investment in the capital securities involves risks. This prospectus supplement does not describe all of those risks.

   In consultation with your own financial and legal advisors, you should consider carefully the following risks before deciding whether an investment in the capital securities is suitable for you. The capital securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the capital securities or financial matters in general. You should not purchase capital securities unless you understand and know you can bear these investment risks.

   Because the Trust will rely on the payments it receives on the junior subordinated notes to fund all payments on the capital securities, and because the Trust may distribute the junior subordinated notes to you in exchange for the capital securities, you also are making an investment decision with regard to the junior subordinated notes. You should review carefully the information in this prospectus supplement and the attached prospectus about both securities and the guarantee.

WE WILL PAY HOLDERS OF OUR SENIOR OBLIGATIONS BEFORE WE PAY THE TRUST AS THE HOLDER OF OUR JUNIOR SUBORDINATED NOTES AND BEFORE WE PAY HOLDERS OF THE CAPITAL SECURITIES UNDER THE GUARANTEE.

   Our obligations under the junior subordinated notes and the guarantee will be unsecured and rank junior in priority of payment to all of our current and future Senior Obligations, as defined in the attached prospectus. As of September 30, 2001, there was approximately $73 billion of outstanding Senior Obligations of Bank of America.

   The capital securities, the junior subordinated notes and the guarantee will not limit in any fashion our ability or that of any of our subsidiaries to incur additional indebtedness, liabilities and obligations, including indebtedness, liabilities and obligations that rank senior to or equal with the junior subordinated notes and the guarantee.

YOU SHOULD NOT RELY ON DISTRIBUTIONS FROM THE CAPITAL SECURITIES THROUGH MATURITY. THE TRUST MAY REDEEM THE CAPITAL SECURITIES PRIOR TO THEIR MATURITY, WHICH WOULD BE A TAXABLE EVENT TO YOU. YOU MAY NOT BE ABLE TO REINVEST THE PROCEEDS AT THE SAME OR A HIGHER RATE OF RETURN.

   We may prepay the junior subordinated notes in whole, but not in part, within 90 days following the occurrence of an adverse change in the tax laws, investment company laws or banking laws and regulations as we discuss beginning on page 14 in the attached prospectus, subject to any required prior approval from the Federal Reserve Board. We also may prepay the junior subordinated notes at our option in whole or in part on one or more occasions at any time on or after December 15, 2006, subject to any required prior approval from the Federal Reserve Board.

   If we prepay the junior subordinated notes, the Trust will redeem the capital securities at a redemption price equal to the $25 liquidation amount per capital security, plus accumulated but unpaid distributions to the redemption date. Under current United States federal income tax law, the redemption of the capital securities would be a taxable event to you.

   If the capital securities are redeemed, market conditions may prevent you from being able to reinvest the money you receive upon redemption at a rate that is equal to or higher than the rate of return on the capital securities.

IF WE DO NOT MAKE PAYMENTS TO THE TRUST ON THE JUNIOR SUBORDINATED NOTES, THE TRUST WILL NOT BE ABLE TO PAY DISTRIBUTIONS ON THE CAPITAL SECURITIES AND YOU WILL NOT BE ABLE TO RELY ON THE GUARANTEE FOR PAYMENTS.

   The ability of the Trust to timely pay distributions on the capital securities and pay the liquidation amount of $25 per capital security will depend solely upon our making the related payments on the junior subordinated notes when due. If we default on our obligation to pay interest on, or the principal of, the junior subordinated notes, the Trust will not have sufficient funds to pay distributions on, or the liquidation amount of, the capital securities.

   In addition, our guarantee applies only to the extent that the Trust has funds available for payment. Therefore, if we default on our interest and other payment obligations on the junior subordinated notes, you will not be able to rely upon the guarantee for payment of these amounts.

YOU MAY NOT BE ABLE TO ENFORCE YOUR RIGHTS AGAINST BANK OF AMERICA DIRECTLY IF AN EVENT OF DEFAULT OCCURS. YOU MAY HAVE TO RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS.

   If an event of default under the junior subordinated notes occurs and is continuing, that event also will be an event of default under the capital securities. In that case, you may have to rely on the property trustee, as the holder of the junior subordinated notes, to enforce your rights against us.

   You may bring a legal action against us directly only if an event of default under the declaration of trust occurs and the property trustee fails to enforce its rights or if we fail to pay when due interest on or the principal of the junior subordinated notes.

WE MAY DEFER DISTRIBUTIONS ON THE CAPITAL SECURITIES. YOU MAY HAVE TO INCLUDE INTEREST ON THE CAPITAL SECURITIES IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH DISTRIBUTIONS.

   We may defer interest payments on the junior subordinated notes one or more times. Each deferral period may last for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated notes. During a deferral period, the Trust will defer the corresponding distributions on the capital securities.

   If we defer interest payments on the junior subordinated notes and the Trust defers distributions on the capital securities, during the deferral period you will have to accrue and report as original issue discount for United States federal income tax purposes your proportionate share of the deferred interest on the junior subordinated notes held by the Trust. As a result, you will have to include that accrued interest in your gross income for United States federal income tax purposes before you actually receive any cash attributable to that income. You also will not receive payment of the accrued and unpaid interest following the deferral period if you sell the capital securities before the record date for the deferred distributions, even if you held the capital securities on the date that the payments would have been paid but for the deferral payments.

   We do not intend to exercise our right to defer payments of interest on the junior subordinated notes. However, if we exercise this right, the market price of the capital securities may be adversely affected. If you sell your capital securities when distributions are being deferred, you may not receive the same return on investment as someone who continues to hold the capital securities. In addition, because of our right to defer interest payments, the market price of the capital securities may be more volatile than the market prices of other securities that are not subject to interest deferrals.

THE TRUST MAY DISTRIBUTE THE JUNIOR SUBORDINATED NOTES TO THE HOLDERS OF THE CAPITAL SECURITIES, AND THE JUNIOR SUBORDINATED NOTES MAY TRADE AT A PRICE THAT IS LOWER THAN THE PRICE YOU PAID FOR THE CAPITAL SECURITIES.

   If we terminate the Trust before the stated maturity of the junior subordinated notes, the property trustee may distribute the junior subordinated notes to the holders of the capital and common securities in liquidation of the Trust.

   No one can accurately predict the market prices for the junior subordinated notes that may be distributed. Accordingly, the junior subordinated notes that you receive upon a distribution, or the capital securities you hold pending the distribution, may trade at a lower price than the price you paid to purchase the capital securities.

   Although we have agreed to use reasonable efforts to list the junior subordinated notes on the New York Stock Exchange or any other exchange on which the capital securities are then listed, we cannot assure you that the New York Stock Exchange will approve the junior subordinated notes for listing or that a trading market will exist for the junior subordinated notes.

   Under current United States federal income tax law, the distribution of junior subordinated notes upon the termination of the Trust will generally not be taxable to you. However, if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the liquidation, the distribution of the junior subordinated notes will be taxable to you.

WE MAY EXTEND THE STATED MATURITY DATE OF THE JUNIOR SUBORDINATED NOTES, WHICH WILL DELAY THE MANDATORY REDEMPTION DATE FOR THE CAPITAL SECURITIES BY UP TO 19 YEARS.

   We can extend the stated maturity date of the junior subordinated notes to a date no later than December 15, 2050, so long as at the time such election is made and at the time such extension commences:

  . no event of default under the junior subordinated notes has occurred and is continuing,

  . the Trust is not in arrears on payments of distributions on the capital securities and no deferred distributions on the capital securities are accumulated, and

  . the junior subordinated notes are, and after such extension will be, rated at least BBB- by Standard & Poor's Ratings Services, at least Baa3 by Moody's Investors Service, Inc. or at least the equivalent by any other nationally recognized statistical rating organization.

   The extension of the stated maturity date of the junior subordinated notes will correspondingly delay the payment of the liquidation amount to holders of the capital securities.

IF YOU SELL YOUR CAPITAL SECURITIES BETWEEN RECORD DATES FOR DISTRIBUTION PAYMENTS, YOU WILL HAVE TO INCLUDE ACCRUED BUT UNPAID DISTRIBUTIONS IN YOUR TAXABLE INCOME.

   The capital securities may trade at prices that do not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated notes.

   If you dispose of your capital securities before the record date for a distribution payment, you will not receive the distribution payment for that period. However, you will have to treat a portion of your proceeds from the disposition as ordinary income for United States federal income tax purposes in an amount equal to the accrued but unpaid interest on your proportionate share of the junior subordinated notes through the date of your disposition.

   When you sell your capital securities you will recognize a capital loss if the amount you receive is less than your adjusted tax basis in the capital securities. The amount you receive for your capital securities may not fully reflect the value of any accrued but unpaid interest at the time of the sale while your adjusted tax basis will include any accrued but unpaid interest. Normally, you may not apply capital losses to offset ordinary income for United States federal income tax purposes.

   See "United States Federal Income Taxation--United States Holders--Sales of Capital Securities" on page 39 of the attached prospectus for more information.

WE GENERALLY CONTROL THE TRUST AND YOUR VOTING RIGHTS WILL BE VERY LIMITED. YOUR INTERESTS MAY NOT BE THE SAME AS OUR INTERESTS.

   As holders of all common securities, we will have substantially all of the voting rights for the Trust, including the right to amend the declaration of trust without your consent. The holders of capital securities will have no voting rights except as we describe in the attached prospectus or as otherwise required by law or the declaration of trust.

AN ACTIVE TRADING MARKET FOR THE CAPITAL SECURITIES MAY NOT DEVELOP.

   The capital securities will be a new issue of securities with no established trading market. The capital securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance. Trading of the capital securities on the New York Stock Exchange is expected to begin within 30 days after issuance. Listing of the capital securities on the New York Stock Exchange does not guarantee that a trading market for the capital securities will develop or, if a trading market for the capital securities does develop, the depth of that market or the ability of holders to sell their capital securities easily.

                                CAPITALIZATION

   The following table sets forth our actual capitalization as of September 30, 2001 and as adjusted for (1) the issuance of the capital securities and (2) the issuance and the maturity of other notes during the period beginning October 1, 2001 through the date of this prospectus supplement. Since September 30, 2001, the date of our latest interim financial statements incorporated herein by reference, there has been no material adverse change in our financial position.

                                                                        As
                                                           Actual    Adjusted
                                                          --------  --------
                                                         (Amounts in millions)
  LONG-TERM DEBT:
  Senior debt
   Bank of America Corporation.......................... $ 21,401   $ 24,470
   Subsidiaries (1).....................................   18,944     18,748
                                                          --------   --------
     Total senior debt..................................   40,345     43,218
                                                          --------   --------
  Subordinated debt
   Bank of America Corporation..........................   20,460     20,494
   Subsidiaries (1).....................................      408        408
                                                          --------   --------
     Total subordinated debt............................   20,868     20,902
                                                          --------   --------
     Total long-term debt...............................   61,213     64,120
                                                          --------   --------
   Guaranteed Preferred Beneficial Interests in Junior
     Subordinated Notes (2)                                 4,955      5,455

  SHAREHOLDERS' EQUITY (3):
  Preferred stock, $0.01 par value; authorized --
   100,000,000 shares; issued and outstanding --
   1,556,979 shares.....................................       67         67
  Common stock, $0.01 par value; authorized --
   5,000,000,000 shares; issued and outstanding --
   1,582,129,416........................................    6,491      6,491
  Retained earnings.....................................   41,857     41,857
  Accumulated other comprehensive income................    1,731      1,731
  Other.................................................        5          5
                                                          --------   --------
     Total shareholders' equity.........................   50,151     50,151
                                                          --------   --------
                                                         $116,319   $119,726
                                                          ========   ========

--------
(1)These obligations are direct obligations of our subsidiaries and, as such, constitute claims against those subsidiaries prior to our equity interest.
(2)The line item "Guaranteed Preferred Beneficial Interests in Junior Subordinated Notes" reflects $4,965 million aggregate liquidation amount of preferred undivided beneficial interests in the assets of 13 wholly owned grantor trusts at September 30, 2001 and the issuance of $500,000,000 aggregate liquidation amount of preferred beneficial interests in BAC Capital Trust I being offered hereby. The line item excludes deferred issuance costs and unamortized discount. The sole assets of the trusts are our junior subordinated notes.
(3)On July 26, 2000, our Board of Directors authorized a stock repurchase program of up to 100 million shares of our common stock at an aggregate cost of up to $7.5 billion. At September 30, 2001 the remaining buyback authority for common stock under the 2000 program totaled $3.8 billion, or 30.6 million shares.

   As of September 30, 2001, we had $2.2 billion of commercial paper and other short-term notes payable outstanding.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

   Our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividend requirements for each of the years in the five-year period ended December 31, 2000 and for the nine months ended September 30, 2001 are as follows:

                                              Year Ended        Nine Months Ended
                                             December 31,         September 30,
                                       ------------------------ -----------------
                                       1996 1997 1998 1999 2000       2001
                                       ---- ---- ---- ---- ----       ----
Ratio of Earnings to Fixed Charges:
 Excluding interest on deposits....... 2.3  2.2  1.8  2.2  1.8         2.0
 Including interest on deposits....... 1.5  1.5  1.4  1.6  1.5         1.5
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends:
  Excluding interest on deposits...... 2.2  2.2  1.8  2.2  1.8         2.0
  Including interests on deposits..... 1.5  1.5  1.4  1.6  1.5         1.5

   The ratio of earnings to fixed charges has been computed by dividing (a) earnings before income taxes and fixed charges less equity in undistributed earnings of unconsolidated subsidiaries by (b) fixed charges.

   The ratio of earnings to fixed charges and preferred stock dividends has been computed by dividing (a) earnings before income taxes and fixed charges less equity in undistributed earnings of unconsolidated subsidiaries by (b) fixed charges plus preferred stock dividend requirements.

   Fixed charges consist of:

  .  interest expense;

  .  amortization of debt discount and appropriate issuance costs; and

  . one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

   Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

                            SELECTED FINANCIAL DATA

   The following selected financial data as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000 are derived from our consolidated financial statements, which are audited by PricewaterhouseCoopers LLP, independent accountants. The financial data for the nine months ended September 30, 2000 and 2001 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and the results of our operations as of such dates and for such periods. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results that might be expected for any other interim period or for the year as a whole.

                                                                 Nine Months Ended
                                  Year Ended December 31,          September 30,
                             --------------------------------- ---------------------
                                1998       1999       2000        2000       2001
                             ---------- ---------- ----------- ---------- ----------
                               (Amounts in millions except per share information)
Income statement:
 Interest income............ $   38,588 $   37,323 $    43,258 $   32,028 $   29,488
 Interest expense...........     20,290     19,086      24,816     18,343     14,615
 Net interest income........     18,298     18,237      18,442     13,685     14,873
 Noninterest income.........     12,189     14,069      14,489     11,254     10,950
 Total revenue..............     30,487     32,306      32,931     24,939     25,823
 Provision for credit losses      2,920      1,820       2,535      1,325      2,886
 Gains (losses) on sales of
   securities...............      1,017        240          25         23         82
 Merger and restructuring
   charges..................      1,795        525         550         --         --
 Other noninterest expense..     18,741     17,986      18,083     13,996     15,386
 Income before income taxes.      8,048     12,215      11,788      9,641      7,633
 Income tax expense.........      2,883      4,333       4,271      3,509      2,899
 Net income.................      5,165      7,882       7,517      6,132      4,734
 Net income available to
   common shareholders......      5,140      7,876       7,511      6,128      4,730
 Average common shares
   issued and outstanding
   (in thousands)...........  1,732,057  1,726,006   1,646,398  1,654,013  1,603,340
Per common share data:
 Earnings................... $     2.97 $     4.56 $      4.56 $     3.70 $     2.95
 Diluted earnings...........       2.90       4.48        4.52       3.66       2.90
 Cash dividends paid........       1.59       1.85        2.06       1.50       1.68

                                                         December 31,        September 30,
                                                      ------------------  ------------------
                                                        1999      2000      2000      2001
                                                      --------  --------  --------  --------
                                                        (Amounts in millions except ratios)
Balance sheet (period-end):
 Total loans and leases.............................. $370,662  $392,193  $402,592  $339,018
 Total assets........................................  632,574   642,191   671,725   640,105
 Total deposits......................................  347,273   364,244   353,988   359,870
 Long-term debt......................................   55,486    67,547    69,412    61,213
 Trust preferred securities..........................    4,955     4,955     4,955     4,955
 Total shareholders' equity..........................   44,432    47,628    46,859    50,151
 Allowance for credit losses as a percentage of loans
   and leases outstanding............................     1.84%     1.74%     1.67%     1.97%
 Total equity to total assets........................     7.02      7.42      6.98      7.83
Risk-based capital ratios (period-end):
 Tier 1 capital......................................     7.35      7.50      7.32      7.95
 Total capital.......................................    10.88     11.04     10.80     12.12
 Leverage ratio......................................     6.26      6.12      6.06      6.59

                             ACCOUNTING TREATMENT

   The Trust's financial statements will be consolidated into our consolidated financial statements, with the capital securities included in the line item "Guaranteed Preferred Beneficial Interests in Junior Subordinated Notes." The sole asset of the Trust will be the junior subordinated notes.

                       DESCRIPTION OF CAPITAL SECURITIES

   The following, together with "Description of the Capital Securities" beginning on page 12 of the attached prospectus, describes the material terms of the capital securities. If the description of the capital securities in this prospectus supplement differs in any way from the description in the attached prospectus, you should rely on the description in this prospectus supplement. You also should read the amended and restated declaration of trust, dated as of December 6, 2001, the Delaware Business Trust Act and the Trust Indenture Act. A form of the declaration of trust is on file at the SEC as an exhibit to the registration statement pertaining to this prospectus supplement and the attached prospectus.

   The Trust will issue the capital securities under the terms of the declaration of trust. The declaration of trust is qualified under the Trust Indenture Act. The Bank of New York will act as the property trustee for purposes of complying with the Trust Indenture Act. The terms of the capital securities will include those stated in the declaration of trust and the Delaware Business Trust Act and those made part of the declaration of trust by the Trust Indenture Act.

General

   The capital securities will be limited to $500,000,000 aggregate liquidation amount outstanding ($575,000,000 if the over-allotment option is exercised in full). The capital securities will rank equally with, and payments will be made on the capital securities on a proportional basis with, the common securities. However, the capital securities will rank prior to the common securities as to payment if an event of default under the declaration of trust has occurred and is continuing, as described under "Description of the Capital Securities--Subordination of Common Securities" on page 16 of the attached prospectus. The declaration of trust does not permit the Trust to issue any securities other than the capital and common securities or to incur any indebtedness.

   The property trustee will hold the junior subordinated notes in trust for the benefit of the holders of the capital and common securities.

Distributions

   Distributions on the capital securities will be fixed at an annual rate of 7% of the stated liquidation amount of $25 per capital security. Distributions to which holders of the capital securities are entitled and that are past due will accumulate additional distributions, as permitted by applicable law, at an annual rate of 7% of the unpaid distributions, compounded quarterly. The term "distribution" includes any additional distributions payable unless otherwise stated.

   The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month in that period. The amount of distributions payable for any full distribution period will be computed by dividing the rate per annum by four.

   Distributions on the capital securities:

  .  will be cumulative;

  . will accumulate from December 14, 2001, the original issuance date of the capital securities; and

  . will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2002.

   Distributions will be payable to DTC or its nominee, as the holder of record of the capital securities, as described below.

   Funds available for distribution will be limited to payments received from us on the junior subordinated notes.

Payment of Distributions

   The Trust generally will pay distributions on the capital securities to DTC or its nominee, as the holder of record of the capital securities. DTC then will credit the relevant accounts at DTC on the applicable payment dates. If the global securities certificate for the capital securities is not held by or on behalf of DTC, the Trust will make the payments by check mailed to the addresses of the holders as such addresses appear on the books and records of the Trust on the relevant record dates. The record dates for book-entry only capital securities will be the business day before the relevant payment date.

   The Trust will pay distributions through the property trustee. The property trustee will hold payments received on the junior subordinated notes in the property account for the benefit of the holders of the capital and common securities.

   If a distribution is payable on a day that is not a business day, then that distribution will be paid on the next day that is a business day, and without any interest or other payment for any delay. However, if the next succeeding business day is in the next calendar year, the distribution will be paid on the immediately preceding business day.

   A business day is any day other than a day on which federal or state banking institutions in New York, New York or Charlotte, North Carolina are authorized or required by law or executive order or regulation to remain closed.

Deferral of Distributions

   We will have the right to defer interest payments on the junior subordinated notes at any time and from time to time by extending the interest payment period for a period of up to 20 consecutive quarters, but not beyond the maturity of the junior subordinated notes. We refer to this extended period as an "extension period."

   As a consequence of any interest deferral, the Trust will defer payment of the quarterly distributions on the capital securities during the applicable extension period. The accumulated but unpaid distributions will continue to accumulate additional distributions, as permitted by applicable law, at an annual rate of 7%, compounded quarterly, during the extension period. During an extension period, we will be subject to restrictions with respect to payments related to our capital stock and our indebtedness that is equal or junior to the junior subordinated notes. See "Description of the Junior Subordinated Notes--Option to Defer Interest Payments" and

"--Certain Covenants of Bank of America" on pages 28 and 29 of the attached prospectus, respectively, for more information regarding these restrictions and the applicable exceptions.

   If the Trust defers distributions, the deferred distributions, including accumulated additional distributions, will be paid on the distribution payment date following the last day of the extension period to the holders on the record date for that distribution payment date. Upon termination of an extension period and payment of all amounts due on the capital securities, we may elect to begin a new extension period.

   We do not intend to exercise our right to defer payments of interest by extending the interest payment period on the junior subordinated notes.

Redemption

   When we pay or prepay the junior subordinated notes, whether at their stated maturity or upon earlier prepayment, the property trustee will apply the proceeds from that payment to redeem capital and common securities having an aggregate liquidation amount equal to that portion of the principal amount of junior subordinated notes being prepaid. The prepayment price per security will equal the $25 liquidation amount, plus accumulated but unpaid distributions to the date of payment.

   If less than all of the junior subordinated notes are to be prepaid, then the aggregate liquidation amount of the capital and common securities to be prepaid will be allocated to the capital and common securities proportionately, except in the case of an event of default under the declaration of trust that is continuing. See "Description of the Capital Securities--Subordination of Common Securities" on page 16 of the attached prospectus.

   We will have the right, subject to any required prior approval of the Federal Reserve Board, to prepay the junior subordinated notes:

  . on or after December 15, 2006, in whole or in part, on one or more occasions, at any time; and

  . in whole, but not in part, at any time within 90 days following the occurrence and continuation of a tax event, an investment company event or a capital treatment event, each as defined in the attached prospectus, see "Description of the Capital Securities--Redemption of Capital Securities" on page 14 of the attached prospectus.

   A prepayment of the junior subordinated notes will cause the Trust to redeem mandatorily the capital and common securities. See "Description of Junior Subordinated Notes--Prepayment" on page S-25.

Redemption Procedures

   The Trust may redeem capital securities only to the extent it has funds on hand and legally available to pay the redemption price.

   The regular trustee will mail written notice of the redemption of the capital securities to the registered holders at least 15 but not more than 60 days before the date fixed for redemption. If the Trust gives a redemption notice, then, by 12:00 noon, New York City time, on the redemption date, if the funds are available for payment, the property trustee will, for capital securities held in book-entry form:

  . irrevocably deposit with DTC funds sufficient to pay the applicable redemption price; and

  . give DTC irrevocable instructions and authority to pay the redemption price to the holders of the capital securities.

   If the capital securities are no longer held in book-entry form, and the funds are available for payment, then the property trustee will pay the redemption price by check mailed to the addresses of the holders of such capital securities as they appear in the register.

   Distributions payable on or prior to the redemption date for any capital securities called for redemption will be payable to the holders of the capital securities on the relevant record dates.

   Once a redemption notice is given and funds are deposited, then distributions on the capital securities being redeemed will cease to accrue, and all rights of the holders of the capital securities being redeemed will cease, except the right to receive the redemption price, but without any interest for any delay in receiving it.

   If any date fixed for redemption is not a business day, then payment of the redemption price will be made on the next day that is a business day, without any interest or other payment for the delay. However, if the next succeeding business day is in the next calendar year, the Trust will make payment on the immediately preceding business day.

   If payment of the redemption price for the capital securities called for redemption is improperly withheld or refused and not paid either by the Trust or by us under the guarantee, then distributions on those capital securities will continue to accrue at the then applicable rate from the original redemption date to the actual payment date. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price.

   We may at any time and from time to time, through a subsidiary or affiliate of ours, purchase outstanding capital securities by tender, in the open market or by private agreement.

   If less than all the capital and common securities are redeemed, then the aggregate liquidation amount of the capital and common securities to be redeemed normally will be allocated to the common securities and to the capital securities proportionately. However, if an event of default under the declaration of trust has occurred and is continuing, holders of the capital securities will be paid in full before any payments are made to holders of the common securities. See "Description of the Capital Securities--Subordination of Common Securities" on page 16 of the attached prospectus for a more complete discussion. The property trustee will select the particular capital securities to be redeemed on the pro rata basis we described above by any method the property trustee deems fair and appropriate or, if the capital securities are then held in book-entry form, in accordance with DTC's customary procedures.

Liquidation Distribution Upon Dissolution

   We can at any time dissolve and liquidate the Trust. The amount payable on the capital and common securities in the event of any liquidation of the Trust is the liquidation amount of $25 per security plus accrued and unpaid distributions, subject to certain exceptions, which may be paid in the form of a distribution of junior subordinated notes to the holders of the capital and common securities.

   The declaration of trust states that the Trust will terminate on January 1, 2056 or will dissolve earlier:

  .  upon the bankruptcy of Bank of America;

  . upon the filing of a certificate of dissolution or its equivalent with respect to Bank of America;

  . upon the consent of the holders of at least a majority in aggregate liquidation amount of the capital and common securities voting together as a single class to dissolve the Trust;

  . upon the revocation of the charter of Bank of America and the expiration of 90 days after the date of revocation without a reinstatement thereof;

  . at the election of Bank of America at any time and upon the distribution of the junior subordinated notes held by the Trust to the holders of the capital and common securities;

  . upon the entry of a decree of judicial dissolution of the holder of the common securities, Bank of America or the Trust; or

  .  upon the redemption of all of the Trust's capital and common securities.

   If the Trust dissolves as described in the preceding paragraph, after the Trust pays all amounts owed to creditors, holders of the capital and common securities will be entitled to receive:

  . junior subordinated notes having a principal amount equal to the liquidation amount of the capital and common securities of the holders; or

  . a cash amount equal to the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment.

   The holders of the common securities will be entitled to receive distributions upon any liquidation on a proportionate basis with the holders of the capital securities, except that if an event of default under the declaration of trust has occurred and is continuing, the Trust will pay the total amounts due on the capital securities before making any distribution on the common securities. If the Trust cannot pay the full amount due on the capital and common securities because it has insufficient assets for payment, then the amounts the Trust owes on the capital securities will be proportionately allocated. See "Description of the Capital Securities--Subordination of Common Securities" on page 16 of the attached prospectus for a more complete description.

   After the date for any distribution of junior subordinated notes and dissolution of the Trust:

  . the capital securities and the common securities will no longer be deemed to be outstanding;

  . DTC or its nominee, as the record holder of capital securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated notes to be delivered upon such distribution; and

  . any certificates representing capital securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate of 7%, and bearing accrued and unpaid interest in an amount equal to accrued and unpaid distributions on the capital securities, until such certificates are surrendered for transfer or reissuance.

The Property Trustee

   We and certain of our affiliates from time to time have maintained deposit accounts and conducted other banking transactions with the property trustee and its affiliated entities in the ordinary course of business. We expect to continue those business transactions. The property trustee also serves as trustee for certain series of our outstanding indebtedness under other indentures.

Form of Capital Securities

   The capital securities will be issued in book-entry only form. This means that we will not issue actual certificates to each holder of capital securities. Instead, the capital securities will be in the form of one or more global certificates registered in the name of Cede & Co., as nominee of DTC. In order to own a beneficial interest in a capital security, you must be an institution that has an account with DTC or have a direct or individual account with such an institution.

   Capital securities will not be issued in certificated form unless:

  . DTC notifies us that it is unwilling or unable to continue as depository or it otherwise ceases to be a qualified clearing agency and we do not appoint a successor depository; or

  . the Trust, with our consent, makes a decision to permit capital securities to be issued in certificated form.

   Accordingly, you must rely on the procedures of DTC and its participants to exercise any rights under the capital securities. So long as DTC or its nominee is the registered owner of a global certificate, DTC or its nominee will be considered the sole holder of the capital securities represented by that global certificate for all purposes, including the payment of distributions and the delivery of notices. See "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company" on page 22 of the attached prospectus for a detailed description of DTC and its procedures.

                   DESCRIPTION OF JUNIOR SUBORDINATED NOTES

   The following, together with the description applicable to junior subordinated notes under "Description of the Junior Subordinated Notes" on page 25 in the attached prospectus, describes the material terms of the junior subordinated notes. If the description of the junior subordinated notes in this prospectus supplement differs in any way from the description in the attached prospectus, you should rely on the description in this prospectus supplement. You also should read the junior subordinated indenture, dated as of November 1, 2001, between Bank of America and The Bank of New York, as indenture trustee; the first supplemental indenture dated December 14, 2001 and the Trust Indenture Act. The junior subordinated indenture is on file at the SEC as an exhibit to the registration statement pertaining to this prospectus supplement and the attached prospectus.

   The junior subordinated notes will be issued to the property trustee of the Trust on behalf of the holders of the capital and common securities. Under circumstances involving the dissolution of the Trust, the Trust may distribute the junior subordinated notes to the holders of the capital and common securities in liquidation of the Trust. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution" on page S-20. If the junior subordinated notes are distributed to the holders of capital securities, we will use our reasonable efforts to have the junior subordinated notes listed on the New York Stock Exchange or with another organization on which the capital securities are then listed.

General

   The junior subordinated notes will be unsecured, junior subordinated obligations of Bank of America in the principal amount of $515,500,000 ($592,825,000 if the over-allotment option is exercised in full). That amount represents the sum of funds received by the Trust from:

  .  the sale of the capital securities; and

  . the amount of capital contributed by Bank of America in exchange for the common securities.

   The junior subordinated notes will rank junior to our Senior Obligations, as defined in the attached prospectus. For information on the subordination of the junior subordinated notes, see "Description of the Junior Subordinated Notes--Subordination" on page 26 of the attached prospectus.

   The entire principal amount of the junior subordinated notes will be due and payable, with any accrued and unpaid interest thereon, on December 15, 2031. In certain circumstances, the junior subordinated notes may be repaid prior to maturity or the maturity date may be extended. There is no sinking fund for the junior subordinated notes.

   We will not pay any additional interest on the junior subordinated notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the junior subordinated notes.

Interest

   The junior subordinated notes will bear interest at an annual rate of 7%, from, and including, December 14, 2001 until the principal becomes due and payable. Interest will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2002. Interest payments not paid when due will accrue additional interest, compounded quarterly, at the annual rate of 7%, as permitted by applicable law. We will pay interest on the junior subordinated notes to the holders of record on the relevant record date. If the property trustee is the holder of the global note, the record date will be one calendar day, whether or not a business day, before the relevant payment dates.

   The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in that period. The amount of interest payable for any full interest period will be computed by dividing the annual rate by four.

   If any date on which interest is payable on the junior subordinated notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the date that payment was originally payable. However, if the next succeeding business day is in the next calendar year, payment will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest at the rate per annum of 7%, compounded quarterly, and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four.

   The term "interest" as used in this prospectus supplement and the attached prospectus includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date, compounded interest and additional interest, as applicable.

   The interest payment provisions for the junior subordinated notes correspond to the distribution provisions for the capital securities. See "Description of Capital Securities--Payment of Distributions" on page S-18.

Option to Extend Interest Payment Period

   We have the right, at any time and from time to time, to defer the payment of interest on the junior subordinated notes for a period of up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated notes. During an extension period, interest will continue to accrue and you will be required to accrue interest income for United States federal income tax purposes. See "United States Federal Income Taxation--United States Holders--Interest Income and OID" on page 39 of the attached prospectus for further information on United States federal income taxation. On the interest payment date following the last day of any extension period, we will pay all interest then accrued and unpaid, together with additional interest on the accrued and unpaid interest as permitted by law, compounded quarterly, at the annual rate of 7%.

   During an extension period, we will be subject to restrictions with respect to payments related to our capital stock and our indebtedness that is equal or junior to the junior subordinated notes, as described on page 29 under "Description of the Junior Subordinated Notes--Certain Covenants of Bank of America."

   We may extend an extension period further prior to the end of that extension period, so long as the period, as extended, does not exceed 20 consecutive quarters and does not extend beyond the maturity date of the junior subordinated notes. After the termination of any extension period and the payment of all amounts due, we may begin a new extension period, which must comply with the above requirements. Interest will not be payable during an extension period, only at the end of the extension period. We may prepay at any time all or any portion of the interest accrued during an extension period.

   If the property trustee is the sole holder of the junior subordinated notes, we will give the property trustee, the Delaware trustee and the regular trustees written notice of our election of an extension period at least one business day before the earlier of:

  . the next succeeding date on which distributions on the capital securities are payable; and

  . the date the Trust is required to give notice to the New York Stock Exchange or other exchange on which the capital securities are listed or any other applicable self-regulatory organization of the record or payment date for the related distribution.

   The property trustee will give notice of our election of an extension period to the holders of the capital securities.

   If the property trustee is not the sole holder of the junior subordinated notes, we will give the holders of the junior subordinated notes and the indenture trustee written notice of our election of an extension period at least 10 business days before the earlier of the next succeeding interest payment date or the date we are required to give notice of the record date or payment date of such interest payment to the New York Stock Exchange or other exchange on which the subordinated notes or capital securities are listed or any other applicable self-regulatory organization or to the holders of the junior subordinated notes.

   We have no plans to exercise our right to defer payments of interest by extending the interest payment period on the junior subordinated notes.

Prepayment

   We have the right, subject to any required prior approval from the Federal Reserve Board, to prepay the junior subordinated notes:

  . on or after December 15, 2006, in whole or in part, on one or more occasions, at any time; or

  . in whole, but not in part, at any time within 90 days following the occurrence and continuation of a tax event, an investment company event or a capital treatment event (the "90-day period"), as described under "Description of Capital Securities--Redemption" on page S-19.

   In any case, the prepayment price will equal 100% of the principal amount prepaid, plus any accrued and unpaid interest, to the date of prepayment.

Option to Extend Stated Maturity Date

   We can extend the stated maturity date of the junior subordinated notes to a date no later than December 15, 2050, so long as at the time we make this election and at the time the extension commences:

  . no event of default under the junior subordinated notes has occurred and is continuing,

  . the Trust is not in arrears on payments of distributions on the capital securities and no deferred distributions on the capital securities are accumulated, and

  . the junior subordinated notes are, and after such extension will be, rated at least BBB- by Standard & Poor's Ratings Services, at least Baa3 by Moody's Investors Service, Inc. or at least the equivalent by any other nationally recognized statistical rating organization.

   If we elect to extend the stated maturity date of the junior subordinated notes, we shall give notice to the indenture trustee, and the indenture trustee shall give notice of such extension to the holders of the junior subordinated notes no more than 90 and no less than 30 days prior to the effective date of such extension.

Registration, Denomination and Transfer

   The junior subordinated notes will be registered in the name of the property trustee who will hold the junior subordinated notes in trust for the benefit of the holders of the capital and common securities.

   The junior subordinated notes will be issued in denominations of $25 and integral multiples of $25.

   If the junior subordinated notes are distributed to holders of capital securities, we anticipate that DTC will act as securities depositary for the junior subordinated notes. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company" on page 22 of the attached prospectus.

Modification of Indenture

   For a description of the provisions for modifying the junior subordinated indenture and the junior subordinated notes, see "Description of the Junior Subordinated Notes--Modification of Junior Subordinated Indenture" on page 31 of the attached prospectus.

Events of Default and the Rights of Capital Securities Holders to Take Action Against Us

   See "Description of the Junior Subordinated Notes--Events of Default, Waiver and Notice" on page 30 of the attached prospectus for a description of:

  .  the events of default for the junior subordinated notes; and

  . the actions that may be taken by the indenture trustee and the holders of junior subordinated notes, including the Trust, following an event of default.

   Upon the occurrence of an event of default, either the indenture trustee or the holders of not less than 25% in aggregate liquidation amount of the capital securities may declare the principal and all accrued but unpaid interest thereon of the junior subordinated notes due and payable immediately.

   If there is a payment failure, then a registered holder of capital securities may bring a legal action against us directly for enforcement of payment to you of amounts owed on the junior subordinated notes (a "direct action"). We can set-off against payments then due under the junior subordinated notes any corresponding payments we make to holders of capital securities in connection with a direct action.

   The holders of the capital securities will not be able to exercise directly any remedies available to the holders of the junior subordinated notes except under the circumstance we describe in the preceding paragraph.

Concerning the Indenture Trustee

   We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the indenture trustee and its affiliated entities in the ordinary course of business. We expect to continue these business transactions. The indenture trustee also serves as trustee for certain series of our outstanding indebtedness under other indentures.

                           DESCRIPTION OF GUARANTEE

   The following, together with the "Description of Guarantee" on page 34 of the attached prospectus, describes the material terms of the guarantee. If the description of the guarantee in this prospectus supplement differs in any way from the description in the attached prospectus, you should rely on the description in this prospectus supplement. You should read the guarantee, dated as of December 14, 2001, between Bank of America and The Bank of New York, as guarantee trustee, and the Trust Indenture Act. A form of guarantee is on file at the SEC as an exhibit to the registration statement pertaining to this prospectus supplement and the attached prospectus.

   The following payments on the capital securities, which are referred to as "guarantee payments," if not fully paid by the Trust, will be paid by us under the guarantee, without duplication on a junior subordinated basis:

  . any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent the Trust has funds available for distributions;

  . the redemption price, plus all accrued and unpaid distributions, relating to any capital securities called for redemption by the Trust, to the extent the Trust has funds available for redemptions; and

  . upon a voluntary or involuntary dissolution, winding-up or termination of the Trust, other than in connection with the distribution of junior subordinated notes held by the Trust to the holders of capital securities, the lesser of:

    . the aggregate of the $25 liquidation amount and all accrued and unpaid distributions on the capital securities to the date of payment, to the extent the Trust has funds available to make the payment; and

    . the amount of assets of the Trust remaining available for distribution to holders of the capital securities in liquidation of the Trust.

   Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of capital securities or by causing the applicable Trust to pay such amounts to such holders.

 RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR SUBORDINATED NOTES AND
                                 THE GUARANTEE

   We will guarantee payments of distributions and redemption and liquidation payments due on the capital securities to the extent the Trust has funds available for such payment, as described under "Description of Guarantee" above. No single document executed by us will provide for the full, irrevocable and unconditional guarantee of the capital securities. It is only the combined operation of the guarantee, the declaration of trust and the junior subordinated indenture that has the effect of providing a full, irrevocable and unconditional guarantee on a junior subordinated basis of the Trust's obligations under the capital securities.

   As long as we pay interest and other payments when due on the junior subordinated notes, those payments will be sufficient to cover distributions and redemption and liquidation payments due on the capital securities, because:

  . the aggregate principal amount of the junior subordinated notes will be equal to the sum of the aggregate liquidation amount of the capital and common securities;

  . the interest rate and interest and other payment dates on the junior subordinated notes will be the same as the distribution rate and distribution and other payment dates for the capital securities;

  . under the junior subordinated indenture, we will pay for any and all costs, expenses and liabilities of the Trust, except withholding taxes and the Trust's obligations to holders of the capital and common securities; and

  . the declaration of trust provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

   A default or event of default under any of our Senior Obligations would not necessarily constitute a default or event of default under the capital securities. However, if certain events of bankruptcy, insolvency or reorganization occur, the junior subordinated indenture provides that no payments may be made on the junior subordinated notes until the Senior Obligations have been paid in full. See "Description of the Junior Subordinated Notes--Subordination" on page 26 of the attached prospectus.

Rights Upon Dissolution

   The holders of the capital securities will be entitled to receive, out of assets of the Trust, a distribution in cash upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust that does not involve the distribution of the junior subordinated notes, after the Trust has paid the liabilities owed to its creditors as required by applicable law. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution" on page S-20.

   In the event of any voluntary or involuntary liquidation or bankruptcy of Bank of America, the Trust, as registered holder of the junior subordinated notes, would be a subordinated creditor of Bank of America, subordinated and junior in right of payment to all of our Senior Obligations, as defined in the attached prospectus, but entitled to receive payment in full of all amounts payable with respect to the junior subordinated notes before any of our common stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust (other than withholding taxes and the Trust's obligations to the holders of the capital and common securities), the positions of a holder of the capital securities and a holder of the junior subordinated notes relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                     UNITED STATES FEDERAL INCOME TAXATION

   For a brief description of the tax effects of an investment in the capital securities see "United States Federal Income Taxation" on page 38 of the attached prospectus. You should consult with your own tax advisor before investing in the capital securities. An investment in the capital securities may not be appropriate for you.

                         CERTAIN ERISA CONSIDERATIONS

   A fiduciary of a pension plan or other employee benefit plan, including a governmental plan, an IRA or a Keogh plan, proposing to invest in the capital securities should consider this section carefully. This summary is based on provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended, and does not purport to be complete and is qualified in its entirety by reference to ERISA and the Code. Future legislation, administrative regulations or rulings or court decisions could modify the requirements summarized herein. Any changes may be retroactive and thereby apply to transactions entered into prior to the date of their enactment or release.

   The fiduciary investment considerations we summarize generally apply to private employee benefit plans, individual retirement accounts or plans subject to Section 4975 of the Code, but generally do not apply to employee benefit plans established and maintained by governmental units.

   Before authorizing an investment in the capital securities, fiduciaries of employee benefit plans subject to ERISA ("ERISA Plans") should consider (1) the fiduciary standards under ERISA, (2) whether investment in the capital securities satisfies the prudence and diversification requirements of ERISA, and (3) whether such fiduciaries have authority to make the investment under the appropriate plan investment policies and governing instruments and under Title I of ERISA.

   In determining whether an investment is prudent for purposes of ERISA, the fiduciaries of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan, and whether the investment is reasonably designed, as part of the ERISA Plan assets with respect to which the fiduciary has investment duties, to further the purposes of the ERISA Plan, taking into consideration (1) the risk of loss and the opportunity for gain (or other return) associated with the investment, (2) the ERISA Plan's portfolio composition with regards to diversification, and (3) the projected return of the ERISA Plan's total portfolio relative to the anticipated cash flow needs of the ERISA Plan. It is the obligation of the fiduciaries of an ERISA Plan to consider whether an investment in the capital securities by the ERISA Plan, when judged in light of the overall portfolio of the ERISA Plan, will meet the prudence, diversification and other applicable standards of ERISA.

   In addition, ERISA and the Code prohibit certain transactions (referred to as "prohibited transactions") involving the assets of both ERISA Plans and individual retirement accounts or other plans not subject to ERISA but subject to Section 4915 of the Code ("Covered Plans"). Such assets are referred to as "plan assets", and persons who have certain specified relationships to the Covered Plans are "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code. If we, the Trust or any of our affiliates are considered a party in interest or disqualified person with respect to Covered Plans, then the investment in capital securities by the Covered Plans may give rise to a prohibited transaction. There are several ways by which Bank of America, the Trust or our affiliates may be considered a party in interest or a disqualified person with respect to Covered Plans. For example, if we provide banking or financial advisory services to Covered Plans, or act as a trustee or in a similar fiduciary role for Covered

Plans assets, we may be considered a party in interest or a disqualified person with respect to that Covered Plan depending on whether the Covered Plan is an individual retirement account or another type of employee benefit plan.

   Under regulations (the "Plan Assets Regulation") issued by the U.S. Department of Labor, the Trust assets would be deemed to be "plan assets" for purposes of ERISA and Section 4975 of the Code if a Covered Plan makes an "equity" investment in the Trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument (1) that is treated as indebtedness under applicable local law, (2) which has no substantial equity features and (3) which specifically includes a beneficial interest in a trust.

   If the Trust assets were deemed to be "plan assets," the persons providing services to the assets of the Trust may become parties in interest with respect to an investing Covered Plan and may be governed by the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to transactions involving those assets.

   In this regard, if anyone with discretionary responsibilities over the junior subordinated notes or the guarantee were affiliated with Bank of America, any discretionary actions undertaken by such person regarding those assets could be deemed to be a prohibited transaction under ERISA or the Code (e.g., the use of such fiduciary authority or responsibility in circumstances under which those persons have interests that may conflict with the interests of the investing Covered Plan and affect the exercise of such person's best judgment as fiduciaries).

   Under an exception contained in the Plan Assets Regulation, the Trust assets would not be deemed to be "plan assets" of investing Covered Plans if the capital securities are "publicly-offered securities", defined as securities that are:

  . widely held, i.e., owned by more than 100 investors independent of the Trust and of each other;

  .  freely transferable; and

  . sold to a Covered Plan as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under Section 12(b) or 12(g) of the Securities Exchange Act.

   While we expect that the capital securities will meet the criteria of "publicly-offered securities" above, no assurance can be given in this regard. The underwriters expect that the capital securities will be held by at least 100 independent investors at the conclusion of the offering and that the capital securities will be freely transferable. The capital securities will be sold as part of an offering under an effective registration statement under the Securities Act, and then are expected to be timely registered under the Securities Exchange Act. Nevertheless, because the capital securities may be "plan assets" for ERISA purposes, and to avoid certain prohibited transactions under ERISA and the Code that could result, each investing ERISA Plan, by its purchase of the capital securities, will be deemed to have directed Bank of America to invest in the capital securities and to have consented to the appointment of the Trustee.

   We will purchase and hold all of the common securities. Even if the assets of the Trust are not deemed to be "plan assets" of Covered Plans investing in the Trust, specified transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code regarding an investing Covered Plan.

   For example, if we were a party in interest with respect to an investing Covered Plan, either directly or by reason of the activities of one or more of our affiliates, sale of the capital securities by the Trust to the Covered Plan and/or extensions of credit between us and the Trust, as represented by the junior subordinated notes and the guarantee, would likely be prohibited by
Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption.

   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the capital securities. Those class exemptions are:

  . PTCE 96-23, for specified transactions determined by in-house asset managers;

  . PTCE 95-60, for specified transactions involving insurance company general accounts;

  . PTCE 91-38, for specified transactions involving bank collective investment funds;

  . PTCE 90-1, for specified transactions involving insurance company separate accounts; and

  . PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

   The capital securities may not be purchased or held by any Covered Plan, any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Covered Plan if such transaction would cause a prohibited transaction, unless the purchaser or holder is eligible for the exemptive relief available under the class exemptions (or some other applicable exemption) or the requirements of U.S. Department of Labor regulation Section 2550.401c-1 regarding insurance company general accounts are satisfied such that the capital securities held by the purchaser or holder do not constitute plan assets.

   Any purchaser or holder of the capital securities or any interest in the capital securities will be deemed to have represented by its purchase and holding that it either:

  . is not a Covered Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Covered Plans;

  . is eligible for the exemptive relief available under the class exemptions with respect to such purchase or holding; or

  .  has satisfied the requirements of U.S. Department of Labor regulation
     Section 2550.401c-1 such that the capital securities held by the purchaser or holder do not constitute "plan assets".

   Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with "plan assets" of any Covered Plans consult with their counsel regarding the potential consequences if the assets of the Trust were deemed to be "plan assets" and the availability of exemptive relief under the class exemptions. This summary does not include all of the investment considerations relevant to Covered Plans and should not be construed as legal advice or a legal opinion. Prospective investors should consult with their own counsel on these matters.

                                 UNDERWRITING

   We and the Trust entered into an underwriting agreement dated December 6, 2001 with the underwriters named below. In the underwriting agreement, the Trust agreed to sell to each of the underwriters and each of the underwriters agreed to purchase from the Trust the respective number of capital securities set forth opposite its name at the public offering price on the cover page of this prospectus supplement.

        Underwriter                        Number of Capital Securities
        -----------                        ----------------------------
        Banc of America Securities LLC....           3,844,446
        Incapital LLC.....................             600,000
        A.G. Edwards & Sons, Inc..........           2,222,222
        Bear, Stearns & Co. Inc...........           2,222,222
        First Union Securities, Inc.......           2,222,222
        Goldman, Sachs & Co...............           2,222,222
        Lehman Brothers Inc...............           2,222,222
        Prudential Securities Incorporated           2,222,222
        UBS Warburg LLC...................           2,222,222
                                                    ----------
           Total..........................          20,000,000

   The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the capital securities from the Trust, are several and not joint. These obligations also are subject to the satisfaction of conditions described in the underwriting agreement. The underwriters have to purchase all of the capital securities if any of them are purchased. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments or the underwriting agreement may be terminated.

   The underwriters initially propose to offer the capital securities, in part, directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters also may offer the capital securities to securities dealers at a price that represents a concession not in excess of $0.50 per capital security. Any underwriter may allow, and dealers may reallow, a concession not in excess of $0.50 per capital security to certain other dealers. After the initial offering of the capital securities, the offering price and other selling terms may from time to time be changed by the underwriters.

   The Trust has granted an option to the underwriters, exercisable once during the 14-day period after the date of this prospectus supplement, to purchase up to 3,000,000 additional capital securities to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus supplement plus any accrued distributions. If this option is exercised, the Trust will use the proceeds from the sale to purchase, and Bank of America will issue to the Trust, a corresponding amount of junior subordinated notes. If the underwriters exercise this option in whole or in part, Bank of America will pay underwriting commissions of $0.7875 per additional capital security so purchased.

   Because the proceeds from the sale of the capital securities will be used to purchase the junior subordinated notes issued by us, the underwriting agreement provides that we will pay to the underwriters as compensation for their services $0.7875 per capital security, or $15,750,000 in the aggregate. Our offering expenses, not including underwriting commissions, are estimated to be $500,000.

   Prior to this offering, there has been no public market for the capital securities. The capital securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance. Trading of the capital securities on the New York Stock Exchange is expected to commence within 30 days after they are first issued. To meet one of the requirements for listing on the New York Stock Exchange, the underwriters will undertake to sell capital securities to a minimum of 400 beneficial holders. The underwriters have advised the Trust that they presently intend to make a market in the capital securities prior to the commencement of trading on the New York Stock Exchange. The underwriters are not obligated to make a market in the capital securities, however, and may discontinue market-making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for the capital securities.

   To facilitate offering the capital securities, the underwriters may engage in transactions covered by Regulation M under the Securities Exchange Act that stabilize, maintain or otherwise affect the price of the capital securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the capital securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the capital securities, the underwriters may bid for, and purchase, the capital securities in the open market. Also, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the capital securities in the offering if the syndicate repurchases previously distributed capital securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the capital securities above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   The National Association of Securities Dealers, Inc. views the capital securities offered hereby as interests in a direct participation program. Therefore, the offering is being conducted in compliance with Rule 2810 of the Conduct Rules of the NASD. None of Banc of America Securities LLC, Incapital
LLC or any other member of the NASD will execute a transaction in any discretionary account without the specific prior written approval of a customer.

   We expect that delivery of the capital securities will be made against payment therefor on or about December 14, 2001, which is the sixth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the capital securities on the date hereof or the next five succeeding business days will be required, by virtue of the fact that the capital securities initially will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor in connection with such election.

   Pursuant to the underwriting agreement, Bank of America and the Trust have agreed to indemnify the underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act.

   Banc of America Securities is a broker-dealer and one of our subsidiaries. Through one of our subsidiaries we own a significant equity interest in the parent of Incapital who also is a broker-dealer. Each entity is an affiliate of Bank of America and the Trust. Following the initial distribution of capital securities, our affiliates, including Banc of America Securities and Incapital, may buy and sell the capital securities in secondary market transactions as part of their business as a broker-dealer. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. This prospectus supplement and attached prospectus may be used by one or more of our affiliates in connection with offers and sales related to secondary market transactions in the capital securities to the extent permitted by applicable law. Our affiliates may act as principal or agent in such transactions.

   First Union Securities, Inc. conducts its capital markets businesses under the trade name of Wachovia Securities.

   Each of the underwriters or their affiliates provides or has provided investment or commercial banking services to Bank of America from time to time in the ordinary course of business.

                                 LEGAL MATTERS

   Certain matters of Delaware law relating to the validity of the capital securities will be passed upon behalf of BAC Capital Trust I by Richards, Layton & Finger, P.A., special Delaware counsel to BAC Capital Trust I. The validity of the junior subordinated notes and the guarantees and certain matters relating thereto will be passed upon for Bank of America by Smith Helms Mulliss & Moore, L.L.P. and for the underwriters by Stroock & Stroock & Lavan LLP. Certain United States federal income tax matters will be passed upon for Bank of America and BAC Capital Trust I by Stroock & Stroock & Lavan LLP, special tax counsel to Bank of America and BAC Capital Trust I. Smith Helms Mulliss & Moore, L.L.P. and Stroock & Stroock & Lavan LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. As of the date of this prospectus supplement, certain members of Smith Helms Mulliss & Moore, L.L.P. beneficially owned less than one-tenth of 1% of our outstanding shares of common stock.

PROSPECTUS


[LOGO] BANK OF AMERICA

Junior Subordinated Notes

            BAC Capital Trust I   Capital Securities
            BAC Capital Trust II guaranteed as set forth herein by BAC Capital Trust III Bank of America Corporation
            BAC Capital Trust IV

   This prospectus describes the Bank of America Corporation junior subordinated notes and the BAC Capital Trust I, BAC Capital Trust II, BAC Capital Trust III and BAC Capital Trust IV capital securities.

   From time to time, each Trust may:

  . sell capital securities representing undivided preferred beneficial interests in the Trust to the public;

  . sell common securities representing undivided common beneficial interests in the Trust to Bank of America Corporation;

  . use the proceeds from these sales to buy an equal principal amount of junior subordinated notes of Bank of America Corporation; and

  . regularly distribute the cash payments it receives on the junior subordinated notes it owns to the holders of its capital and common securities.

   Bank of America Corporation will issue its junior subordinated notes to the Trusts. These notes may be distributed to holders of capital or common securities upon dissolution of a Trust. Bank of America Corporation also will guarantee the payment by each Trust of the capital securities to the extent described in this prospectus.

   The specific terms of the notes and the capital securities, including the interest and distribution rates and the liquidation amount, will be provided in an accompanying prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

--------------------------------------------------------------------------------

   Our notes are unsecured. Our notes and the capital securities are not savings accounts, deposits or other obligations of a bank, are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks, including possible loss of principal.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or the capital securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

               The date of this Prospectus is November 15, 2001

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that Bank of America Corporation and BAC Capital Trust I, BAC Capital Trust II, BAC Capital Trust III and BAC Capital Trust IV filed with the Securities Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, from time to time, a Trust may sell capital securities representing undivided preferred beneficial interests in the Trust to the public and common securities representing undivided common beneficial interests in the Trust to us, in one or more offerings. In turn, the Trust will invest the proceeds from those sales in our junior subordinated notes.

   This prospectus provides you with a general description of the securities that the Trusts and we may offer. Each time a Trust sells securities, we will provide you with a prospectus supplement that will contain specific information about the terms of the securities being offered by the Trust and by us in that offering. The prospectus supplement also will include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated by reference in this prospectus. That additional information is described below under the heading "Where You Can Find More Information."

   You should rely only on the information provided in this prospectus and in the prospectus supplement, including the information incorporated by reference. Neither we, nor the Trusts, nor any underwriters or agents, have authorized anyone to provide you with different information. Neither we nor the Trusts are offering the securities in any state where the offer is not permitted.

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Bank of America," "we," "us" or "our," or similar references, mean Bank of America Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

   We and the Trusts have filed a registration statement on Form S-3 with the SEC covering the securities to be offered and sold using this prospectus. You should refer to this registration statement and its exhibits for additional information about Bank of America and the Trusts. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all of the information that you may find important, you should review the full text of these documents, which we have included as exhibits to the registration statement.

   We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You also may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may inspect our filings at the regional office of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You also can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   The SEC allows us to incorporate by reference in this prospectus the information we file with it. This means that:

  .  incorporated documents are considered part of this prospectus;

  . we can disclose important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically update and supersede this incorporated information and the information contained in this prospectus.

   We incorporate by reference the documents listed below that we have previously filed with the SEC:

  .  our annual report on Form 10-K for the year ended December 31, 2000;

  . our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

  . our current reports on Form 8-K dated January 16, 2001, January 17, 2001, January 24, 2001, April 16, 2001, June 5, 2001, June 22, 2001, June 27,
     2001, July 16, 2001, August 15, 2001, October 10, 2001 and October 15,
     2001 (in each case, with the exception of any information filed pursuant to Item 9 of Form 8-K, which is not incorporated herein by reference); and

  . the description of our common stock which is contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as modified by our current report on Form 8-K dated September 25, 1998.

   We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus (except any information filed pursuant to Item 9 of Form 8-K) until this offering is completed:

  .  reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

  . definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders' meetings; and

  .  any reports filed under Section 15(d) of the Securities Exchange Act.

   You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

   You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                          Bank of America Corporation
                          Corporate Treasury Division
                                 NC1-007-23-01
                            100 North Tryon Street
                        Charlotte, North Carolina 28255
                                (704) 386-5972

                          FORWARD-LOOKING STATEMENTS

   This prospectus and all accompanying prospectus supplements contain or incorporate statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act. Those statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including, but not limited to, certain risks described in the prospectus supplement. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and any accompanying prospectus supplement. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                          BANK OF AMERICA CORPORATION

   Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company. Our principal assets are our shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries. Through those subsidiaries, we provide a diversified range of banking and nonbanking financial services and products, primarily throughout the Mid-Atlantic (Maryland, Virginia and the District of Columbia), the Midwest (Illinois, Iowa, Kansas and Missouri), the Southeast (Florida, Georgia, North Carolina, South Carolina and Tennessee), the Southwest (Arizona, Arkansas, New Mexico, Oklahoma and Texas), the Northwest (Oregon and Washington) and the West (California, Idaho and Nevada) regions of the United States and in selected international markets.

   We, and our subsidiaries, are subject to supervision by various United States federal and state banking and other regulatory authorities. The Gramm-Leach-Bliley Act amended a number of federal banking laws. In particular, the Gramm-Leach-Bliley Act permits a financial holding company, and the companies under its control, to engage directly or indirectly in activities considered "financial in nature" (including, without limitation, banking, insurance and securities activities), either de novo or by acquisition, provided the Board of Governors of the Federal Reserve System (referred to as the "Federal Reserve Board") is given after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks to engage in activities considered financial in nature through a financial subsidiary, subject to certain conditions and limitations and with the prior approval of the Office of the Comptroller of the Currency (referred to as the "Comptroller"). For additional information about various regulatory aspects of our business, see "--Regulatory Matters" below.

Business Segment Operations

   We provide a diversified range of banking and nonbanking financial services and products through our various subsidiaries. We report the results of our operations through four business segments: (1) Consumer and Commercial Banking,
(2) Asset Management, (3) Global Corporate and Investment Banking and (4) Equity Investments. In the first quarter of 2001, our thirty-year mortgage portfolio was moved from Consumer and Commercial Banking to the Corporate Other segment. In the third quarter of 2001, certain consumer finance businesses being liquidated were transferred from Consumer and Commercial Banking to Corporate Other.

  Consumer and Commercial Banking

   Consumer and Commercial Banking provides a wide array of products and services to individuals, small businesses and middle market companies through multiple delivery channels.

The major components of Consumer and Commercial Banking are Banking Regions, Consumer Products and Commercial Banking.

  .  Banking Regions

   Banking Regions serves consumer households in 21 states and the District of Columbia and overseas through our extensive network of approximately 4,300 banking centers, 13,000 ATMs, telephone and Internet channels on www.bankofamerica.com. Banking Regions provides a wide array of products and services, including deposit products such as checking, money market savings accounts, time deposits and IRAs, debit card products and credit products such as home equity, mortgage and personal auto loans. Banking Regions also includes small business banking providing treasury management, credit services, community investment, check card, e-commerce and brokerage services to over two million small business relationships across the franchise.

  .  Consumer Products

   Consumer Products provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via the telephone and the Internet, lending and investing to develop low- and moderate-income communities, student lending and certain insurance services. Consumer Products also provides retail finance and floorplan programs to marine, RV and auto dealerships.

  .  Commercial Banking

   Commercial Banking provides commercial lending and treasury management services to middle market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct.

  Asset Management

   Asset Management includes the Private Bank, Banc of America Capital Management and Banc of America Investment Services, Inc. The Private Bank offers financial solutions to high-net-worth clients and foundations in the U.S. and internationally by providing customized asset management and credit, financial advisory, fiduciary, trust and banking services. Banc of America Capital Management offers management of equity, fixed income, cash and alternative investments; manages the assets of individuals, corporations, municipalities, foundations and universities, and public and private institutions; and provides advisory services to our affiliated family of mutual funds. Banc of America Investment Services, Inc. provides both full-service and discount brokerage services through investment professionals located throughout our franchise and a brokerage web site that provides customers a wide array of market analyses, investment research and self-help tools, account information and transaction capabilities.

  Global Corporate and Investment Banking

   Global Corporate and Investment Banking provides a broad array of financial services such as investment banking, trade finance, treasury management, lending, capital markets, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 38 countries in four distinct geographic regions: U.S. and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, merger and acquisition advisory, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, project finance, senior bank debt, structured finance and trade services.

   Global Corporate and Investment Banking offers clients a comprehensive range of global capabilities through three components: Global Investment Banking, Global Credit Products and Global Treasury Services.

  .  Global Investment Banking

   Global Investment Banking includes our investment banking activities and risk management products. Through a separate subsidiary, Banc of America Securities LLC, Global Investment Banking underwrites and makes markets in equity securities, high-grade and high-yield corporate debt securities, commercial paper and mortgage-backed and asset-backed securities. Banc of America Securities LLC also provides correspondent clearing services for other securities broker/dealers, traditional brokerage services to high-net-worth individuals and prime-brokerage services. Debt and equity securities research, loan syndications, merger and acquisition advisory services, private placements and equity derivatives also are provided through Banc of America Securities LLC.

   In addition, Global Investment Banking provides risk management solutions for our global customer base using interest rate, credit and commodity derivatives, foreign exchange, fixed income and mortgage-related products. In support of these activities, the businesses will take positions in these products and capitalize on market-making activities. The Global Investment Banking business also takes an active role in the trading of fixed income securities in all of the regions in which Global Corporate and Investment Banking transacts business and is a primary dealer in the U.S., as well as in several international locations.

  .  Global Credit Products

   Global Credit Products provides credit and lending services and includes the corporate industry-focused portfolio, leasing and project finance.

  .  Global Treasury Services

   Global Treasury Services provides the technology, strategies and integrated solutions to help financial institutions, government agencies and public and private companies of all sizes manage their operations and cash flows on a local, regional, national and global level.

  Equity Investments

   Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of investments in companies at all stages of the business cycle, from start-up to buyout. Investments are made on both a direct and indirect basis in the U.S. and overseas. Direct investing activity focuses on playing an active role in the strategic and financial direction of the portfolio company as well as providing broad business experience and access to our global resources. Indirect investments represent passive limited partnership stakes in funds managed by experienced third party private equity investors who act as general partners. Equity Investments also includes our strategic technology and alliances investment portfolio.

  Corporate Other

   Corporate Other consists primarily of the functions associated with managing our interest rate risk and Consumer Special Assets, which includes certain consumer finance businesses we are liquidating and certain residential mortgages originated by the mortgage group (not from retail branch originations). Corporate Other also includes the earnings associated with unassigned capital, certain expenses that have not been allocated to any particular business segment and other corporate transactions.

Acquisitions and Sales

   As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses that are eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of suitable financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

Regulatory Matters

   The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies, financial holding companies and banks and specific information about us and our subsidiaries. Federal regulation of banks, bank holding companies and financial holding companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than for the protection of securityholders and creditors.

   As a registered bank holding company and a financial holding company, we are subject to the supervision of, and to regular inspection by, the Federal Reserve Board. Our banking subsidiaries are organized predominantly as national banking associations, which are subject to regulation, supervision and examination by the Comptroller, the Federal Deposit Insurance Corporation (referred to as the "FDIC"), the Federal Reserve Board and other federal and state regulatory agencies. In addition to banking laws, regulations and regulatory agencies, we and our subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect our operations and management and our ability to make distributions to stockholders.

   A financial holding company, and the companies under its control, are permitted to engage in activities considered "financial in nature" as defined by the Gramm-Leach-Bliley Act and Federal Reserve Board interpretations (including, without limitation, insurance and securities activities), and, therefore, may engage in a broader range of activities than permitted for bank holding companies and their subsidiaries. A financial holding company may directly or indirectly engage in activities considered financial in nature, either de novo or by acquisition, provided the financial holding company gives the Federal Reserve Board after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks, such as our bank subsidiaries, to engage in activities considered financial in nature through a financial subsidiary, subject to certain conditions and limitations and with the prior approval of the Comptroller.

  Interstate Banking

   Bank holding companies (including bank holding companies that also are financial holding companies) are required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, after the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% or such lesser or greater amount set by state law of such deposits in that state.

   Subject to certain restrictions, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 also authorizes banks to merge across state lines to create interstate branches. This act also permits a bank to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting de novo branching. We have consolidated our retail subsidiary banks into a single interstate bank, Bank of America, N.A., headquartered in Charlotte, North Carolina, with full service branch offices in 21 states and the District of Columbia. In addition, we operate a limited purpose nationally chartered credit card bank, Bank of America, N.A. (USA), headquartered in Phoenix, Arizona, and three nationally chartered banker's banks: Bank of America Oregon, N.A., headquartered in Portland, Oregon, Bank of America California, N.A., headquartered in Walnut Creek, California, and Bank of America Georgia, N.A., headquartered in Atlanta, Georgia.

  Changes in Regulations

   Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in state legislatures and before the various bank regulatory agencies. The likelihood and timing of any proposals or legislation and the impact they might have on us and our subsidiaries cannot be determined at this time.

  Capital and Operational Requirements

   The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, these regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the Federal Reserve Board and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank's risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. Our Tier 1 and total risk-based capital ratios under these guidelines at September 30, 2001 were 7.95% and 12.12%, respectively. At September 30, 2001, we did not have any subordinated debt that qualified as Tier 3 capital.

   The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of least 100 to 200 basis points above 3%. Our leverage ratio at September 30, 2001 was 6.59%. We meet our leverage ratio requirement.

   The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. This act imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, this act requires the various regulatory agencies to prescribed certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

   The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by this act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a 'well capitalized" institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. Under these guidelines, each of our banking subsidiaries is considered well capitalized.

   Regulators also must take into consideration (a) concentrations of credit risk; (b) interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position); and (c) risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. In addition, we and any of our banking subsidiaries with significant trading activity must incorporate a measure for market risk in our regulatory capital calculations.

  Distributions

   Our funds for cash distributions to our stockholders are derived from a variety of sources, including cash and temporary investments. The primary source of these funds, and funds used to pay principal and interest on our indebtedness (including our obligations in connection with the junior subordinated notes and our guarantee obligations), is dividends received from our banking subsidiaries. Each of our banking subsidiaries is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

   In addition, our ability, and the ability of our banking subsidiaries, to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991, as described above. Our right, and the right of our stockholders and creditors, to participate in any distribution of the assets or earnings of our subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

  Source of Strength

   According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC--either as a result of default of a banking subsidiary or related to FDIC assistance provided to a subsidiary in danger of default--the other banking subsidiaries may be assessed for the FDIC's loss, subject to certain exceptions.

                                  THE TRUSTS

   Each Trust is a statutory business trust formed under Delaware law pursuant to a declaration of trust, executed by us as sponsor of the Trust and the trustees of the Trust, and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The declaration of trust of a Trust will be amended and restated in its entirety before the Trust issues any trust securities. The form of amended and restated declaration of trust is filed as an exhibit to the registration statement of which this prospectus is a part. When we refer to the "declaration of trust" for a particular Trust in this prospectus and any prospectus supplement, we are referring to the amended and restated declaration of trust. The declaration of trust for each Trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

   Each Trust exists exclusively to:

     . issue capital securities and common securities (referred to together as the "trust securities") representing undivided beneficial interests in the assets of that Trust;

     . invest the proceeds from the sale of its trust securities in junior subordinated notes of Bank of America; and

     . engage only in those other activities necessary or incidental thereto.

A Trust may not undertake any activity that would cause it to be classified as other than a grantor trust for United States federal income tax purposes.

   We will own, directly or indirectly, all of the common securities of each Trust. These common securities will have an aggregate liquidation amount equal to at least 3% of the total capital of that Trust. The common securities generally will rank equally with the capital securities of the Trust, and the Trust will make payment on its trust securities pro rata. However, upon the occurrence of an event of default under the Trust's declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities, as more particularly described under "Description of Capital Securities--Subordination of Common Securities."

   The trustees of a Trust conduct the Trust's business and affairs. Under each Trust's declaration of trust, initially there are four trustees for that Trust:

     . two regular trustees, who are employees or officers of or who are individuals affiliated with us;

     . a property trustee, who is a financial institution that is unaffiliated with us and is the indenture trustee for purposes of complying with the Trust Indenture Act; and

     . the Delaware trustee, who is an entity that maintains its principal place of business in the State of Delaware.

   The property trustee holds title to the junior subordinated notes purchased by a Trust for the benefit of the holders of the Trust's trust securities. In such capacity, the property trustee has the power to exercise all rights, power and privileges as a holder under the indenture pursuant to which the junior subordinated notes are issued. In addition, the property trustee has exclusive control of the Trust's property account, a segregated non-interest bearing bank account holding all junior subordinated note payments for the benefit of the holders of the Trust's trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of its trust securities out of funds in the Trust's property account.

   Initially, The Bank of New York, a New York banking corporation, will act as property trustee of each Trust, and its affiliate, The Bank of New York (Delaware), will act as the Delaware trustee of each Trust. As the holder, directly or indirectly, of all the common securities of each Trust, we have the right to appoint, remove or replace the trustees of a Trust and to increase or decrease the number of trustees, provided that at least one trustee is a Delaware trustee, at least one trustee is a property trustee, and at least one trustee is a regular trustee.

   For purposes of compliance with the Trust Indenture Act, The Bank of New York also acts as trustee under the guarantee described in this prospectus and as trustee under the junior subordinated indenture, as we describe under the headings "Description of the Junior Subordinated Notes" and "Description of Guarantee." The guarantee trustee holds the guarantee for the benefit of the holders of a Trust's capital securities.

   The rights of the holders of the capital and common securities of a Trust, including economic rights, rights to information and voting rights, are as set forth in the Trust's declaration of trust and the Delaware Business Trust Act. We describe these rights under the heading "Description of the Capital Securities."

   Each Trust has a term of approximately 55 years, from January 1, 2001, but may terminate earlier as provided in its declaration of trust.

   We will pay all costs and expenses related to the organization and operation of each Trust and the offering of the trust securities.

   The principal executive office of each Trust is c/o Bank of America Corporation, Corporate Treasury Division, Bank of America Corporate Center, 100 North Tryon Street, NC1-007-23-01, Charlotte, North Carolina 28255, telephone number (704) 386-5972. The office of the Delaware trustee for each Trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

                                USE OF PROCEEDS

   Each Trust will use the gross proceeds received from the sale of its securities to purchase junior subordinated notes from us. Unless we describe a different use in a prospectus supplement, we will use the net proceeds from the sale of the junior subordinated notes to a Trust for our general corporate purposes. General corporate purposes include:

  .  our working capital needs;

  . investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

  . the possible acquisitions of other financial institutions or their assets or liabilities;

  . the possible acquisitions of or investments in other businesses of a type we are eligible to acquire; and

  . the possible reduction of outstanding indebtedness or the repurchase or redemption of our outstanding equity securities.

   Until we designate the use of these net proceeds, we will invest them temporarily. We may, from time to time, engage in additional capital financings as we deem appropriate based on our needs and prevailing market conditions. These additional capital financings may include the sale of other notes and securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

   Our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividend requirements for each of the years in the five-year period ended December 31, 2000 and for the nine months ended September 30, 2001 are as follows:


                                              Year Ended
                                             December 31,          Nine Months
                                       ------------------------       Ended
                                       1996 1997 1998 1999 2000 September 30, 2001
                                       ---- ---- ---- ---- ---- ------------------
Ratio of Earnings to Fixed Charges:
 Excluding interest on deposits....... 2.3  2.2  1.8  2.2  1.8         2.0
 Including interest on deposits....... 1.5  1.5  1.4  1.6  1.5         1.5
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends:
  Excluding interest on deposits...... 2.2  2.2  1.8  2.2  1.8         2.0
  Including interests on deposits..... 1.5  1.5  1.4  1.6  1.5         1.5

   The ratio of earnings to fixed charges has been computed by dividing (a) earnings before income taxes and fixed charges less (b) equity in undistributed earnings of unconsolidated subsidiaries by fixed charges.

   The ratio of earnings to fixed charges and preferred stock dividends has been computed by dividing (a) earnings before income taxes and fixed charges less (b) equity in undistributed earnings of unconsolidated subsidiaries by fixed charges plus preferred stock dividend requirements.

   Fixed charges consist of:

  .  interest expense;

  .  amortization of debt discount and appropriate issuance costs; and

  . one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

   Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

                     DESCRIPTION OF THE CAPITAL SECURITIES

   Capital securities will be issued by a Trust pursuant to its declaration of trust. The terms of the capital securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act. We have summarized the general terms and provisions of the capital securities in this section. The prospectus supplement relating to the offering of a specific series of capital securities will describe the specific terms of those capital securities. The following summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the applicable declaration of trust, the Delaware Business Trust Act and the Trust Indenture Act. You should read the Trust's declaration of trust for additional information before you purchase any capital securities.


General

   The declaration of trust authorizes the regular trustees of a Trust to issue capital securities and common securities on behalf of the Trust. These trust securities represent undivided beneficial interests in the assets of the Trust. The capital securities are being sold to the public in this offering. The common securities are being sold to us. The common securities rank equally, and payments will be made on the common securities on a pro rata basis, with the capital securities, except as set forth under the heading "--Subordination of Common Securities." A Trust may issue only one series of capital securities and one series of common securities. The declaration of trust does not permit the Trust to issue any securities other than the trust securities or to incur any indebtedness.

   Each series of capital securities will be issued in the amount, at the price and on the terms described in the prospectus supplement relating to the offering of those capital securities. These terms will mirror the terms of the corresponding junior subordinated notes to be issued by us and purchased and held by the Trust, as set forth in the applicable prospectus supplement.

   The property trustee will hold title to the junior subordinated notes purchased by a Trust for the benefit of the holders of the Trust's trust securities. To the extent described under "Description of Guarantee," we will guarantee the payment of distributions on the capital securities, and payments upon redemption of the capital securities or liquidation of the Trust, out of money held by the Trust. However, the guarantee will not cover payment of distributions or amounts payable on redemption or liquidation when the Trust does not have available funds on hand to make those payments. In any event of non-payment by the Trust, holders of the capital securities have the remedies described below under the heading "--Events of Default, Payment Failures, Waiver and Notice."

Distributions

   Distributions on each series of capital securities:

  .  will accumulate from the date of original issuance;

  .  will be cumulative;

  . will be payable at the rates and on dates specified in the applicable prospectus supplement.

   The distribution rate and the distribution payment dates and other payment dates for the capital securities will be the same as the interest rate and interest payment dates and other payment dates on the corresponding junior subordinated notes. When this prospectus and the applicable prospectus supplement refer to any payment of distributions, the term "distribution" includes any interest payable on unpaid distributions unless otherwise stated.

   The amount of distributions payable for any period are computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full distribution period are computed on the basis of the actual number of days elapsed in a 360-day year of twelve 30-day months.

   Payment of Distributions. Distributions on the capital securities will be made to the extent that the applicable Trust has funds available in the Trust's property account to pay the distributions. The sole source of funds available to holders of capital securities are our payments on the corresponding junior subordinated notes. If we do not make interest payments on our junior subordinated notes, the property trustee will not have funds available to pay distributions on the related capital securities. To the extent a Trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, we guarantee the payment of distributions on the basis set forth under "Description of Guarantee."

   Distributions on capital securities are payable to the holders of such securities as they appear on the register of the applicable Trust on the relevant record dates. As long as the capital securities remain in book-entry only form, the record date is one business day before the distribution payment date. Unless any applicable laws and regulations and the provisions of the declaration of trust state otherwise, each such payment will be made as described under the heading "--Book-Entry Only Issuance--The Depository Trust Company."

   If any capital securities are not in book-entry only form, the record date is set forth in the applicable prospectus supplement. If a distribution payment date is not a business day, then payment of the distribution will be made on the next succeeding business day, without any interest or any other payment in respect of any such delay. However, if the next succeeding business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. Unless otherwise specified in the applicable prospectus supplement, a "business day" is any day other than a day on which federal or state banking institutions in New York, New York or Charlotte, North Carolina are authorized or obligated by law or executive order or regulation to remain closed.

   Deferral of Distributions. We have the right, which we may exercise from time to time, under the junior subordinated indenture to defer interest payments on any series of junior subordinated notes for up to the number of consecutive interest payment periods that we will specify in the applicable prospectus supplement. We describe this right to defer interest payments on the junior subordinated notes in more detail under the heading "Description of the Junior Subordinated Notes--Option to Defer Interest Payments." As a consequence of that deferral, distributions on the related capital securities would be deferred by the applicable Trust during the same period. During an extension period, the amount of distributions due to you will continue to accumulate and, to the extent permitted by law, such deferred distributions will themselves also accrue interest compounded at the applicable distribution rate. Any deferred distributions and the interest accrued on those distributions will be paid to you on the distribution payment date that follows the end of the extension period.

Redemption of Capital Securities

   A Trust will redeem its capital securities upon the maturity of the corresponding junior subordinated notes. The applicable prospectus supplement may prescribe a method for extending the maturity date of a series of junior subordinated notes which would, in turn, extend the redemption date of the corresponding trust securities.

   A Trust also will redeem its capital securities upon the prepayment of the corresponding junior subordinated notes. Once we receive any required prior approval by the Federal Reserve Board, we have the right to prepay any series of junior subordinated notes:

  . on or after a date specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

  . at any time, in whole but not in part, within 90 days after the occurrence of a tax event, investment company event or capital treatment event (each as described below);

in either case, as further described under the heading "Description of the Junior Subordinated Notes--Prepayment."

   Upon the payment of a series of junior subordinated notes at the stated maturity, the property trustee will apply the proceeds from the payment to redeem all outstanding related trust securities at the redemption price. The property trustee will apply the proceeds from a prepayment of junior subordinated notes, whether in whole or in part, to redeem related trust securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated notes we have prepaid. The redemption price of the trust securities will equal the aggregate liquidation amount of such trust securities, plus accumulated but unpaid distributions to the redemption date and the related amount of the premium, if any, paid by us upon the concurrent payment or prepayment of such corresponding junior subordinated notes. If less than all of any series of corresponding junior subordinated notes are to be prepaid on a redemption date, then the proceeds from the prepayment, including the amount of any premium, will be allocated pro rata to the redemption of the related capital securities and common securities based on the relative liquidation amounts of such classes, except as set forth under the heading "--Subordination of Common Securities." If less than all of a series of capital securities are to be redeemed, then such capital securities held in book-entry only form will be redeemed as described under the heading "--Book-Entry Only Issuance--The Depository Trust Company."

   Special Event Redemption. If a tax event, an investment company event or a capital treatment event occurs and continues, and we obtain any required regulatory approval, we may prepay the junior subordinated notes, in whole but not in part, in cash within 90 days following the occurrence of that event. This would cause a mandatory redemption of the related trust securities in whole, but not in part, as described above.

   "Tax event" means that:

     . we have received an opinion of a nationally recognized independent tax counsel experienced in such matters which states that, as a result of any

       (a)amendment to, or change (including any announced prospective change) in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States; or

       (b)official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the capital securities;

       there is more than an insubstantial risk that interest payable on the junior subordinated notes held by a Trust is not, or within 90 days of the date of such amendment, change, pronouncement or decision will not be, deductible, in whole or in part, by us for United States federal income tax purposes; or

     . the regular trustees of a Trust have been informed by a nationally recognized independent tax counsel experienced in such matters that it cannot deliver an opinion that states that the holders of the Trust's trust securities will not recognize any gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of the corresponding junior subordinated notes.

   "Investment company event" means that a Trust has received an opinion of counsel experienced in such matters which states that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which change is in either case effective on or after the date the Trust's capital securities are issued, the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended.

   "Capital treatment event" means our reasonable determination that, as a result of

  . any amendment to, or change (including any announced prospective change) in, the laws or associated regulations of the United States or any political subdivision of the United States, which is effective on or after the date the related capital securities are issued, or

  . any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations that is announced on or after the date the related capital securities are issued, there is more than an insubstantial risk that we will not be able to treat the capital securities as Tier 1 capital for purposes of the capital adequacy guidelines of the Federal Reserve Board.

   Redemption Procedures. A Trust may redeem fewer than all of its outstanding capital securities only if all accrued and unpaid distributions have been paid on all capital securities for all distribution periods terminating on or prior to the redemption date.

   A Trust must give notice of the redemption of capital securities to the registered holder of the capital securities at least 15 but not more than 60 days prior to the redemption date. Upon such notice, and provided we have paid the property trustee a sufficient amount of cash in connection with the prepayment or maturity of the corresponding junior subordinated notes, then, as long as the capital securities are held in book-entry only form, by 12:00 noon, New York City time, on the redemption date, the property trustee will deposit irrevocably with the depositary funds sufficient to pay the applicable redemption price to the holders of such capital securities. The Trust also will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the capital securities. If such capital securities are no longer in book-entry only form, the property trustee will pay the applicable redemption price by check mailed to the addresses of the holders of such capital securities as they appear in the register.

   Once a Trust has given a redemption notice and the Trust deposits the required funds, then:

  . distributions with respect to the capital securities being redeemed will cease to accrue; and

  . all rights of the holders of such capital securities will cease, except the right of the holders of such capital securities to receive the redemption price on the redemption date, but without interest on such redemption price.

If any date fixed for redemption of capital securities is not a business day, then payment of the redemption price will be made on the next succeeding business day, without any interest or any other payment in respect of any such delay. However, if the next succeeding business day is in the next calendar year, payment will be made on the immediately preceding business day.

   If payment of the redemption price for any capital securities is improperly withheld or refused and not paid either by the applicable Trust or by us pursuant to the guarantee as described under the heading "Description of Guarantee," distributions on such capital securities will continue to accrue at the then applicable rate from the original redemption date to the date such redemption price is actually paid. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price.

   We may, at any time and from time to time, purchase outstanding capital securities by tender, in the open market or by private agreement.

Subordination of Common Securities

   Payment of distributions on, the redemption price of and the liquidation distribution in respect of, capital securities and common securities ordinarily are made pro rata based on the aggregate liquidation amount of such capital securities and common securities. However, upon any event of default under the applicable declaration of trust, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation and redemption and other payments are subordinated to the rights to payment of the holders of the capital securities.

   In the case of any event of default under a declaration of trust, we, as the holder of the Trust's common securities, will be deemed to have waived such events of default under the declaration of trust until such events of default with respect to the Trust's capital securities have been cured, waived or otherwise eliminated. Until all events of default with respect to the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of such capital securities and not on our behalf, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Distribution of Junior Subordinated Notes

   We have the right at any time to dissolve a Trust. Upon dissolution and after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, the Trust will cause the junior subordinated notes held by the Trust to be distributed to the holders of its capital securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the capital securities then outstanding. This may require the prior approval of the Federal Reserve Board.

   After the date for any distribution of junior subordinated notes upon dissolution of a Trust:

  . the capital securities of the Trust will no longer be deemed to be outstanding;

  . the depositary or its nominee, as the record holder of the capital securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated notes to be delivered upon such distribution; and

  . any certificates representing such capital securities not held by the depositary or its nominee will be deemed to represent the corresponding junior subordinated notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, such capital securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such capital securities, until such certificates are surrendered for transfer or reissuance.

Liquidation Distribution Upon Dissolution

   This prospectus describes any voluntary or involuntary dissolution, winding-up or termination of a Trust as a "liquidation." If a liquidation of a Trust occurs, after satisfaction of the Trust's liabilities to creditors, the holders of the capital securities are entitled to receive, out of the assets of the Trust, distributions equal to the aggregate liquidation amount of such capital securities, plus accrued and unpaid distributions to the date of payment. However, the holders of the capital securities will not receive such distribution if Bank of America instead distributes pro rata to the holders of the trust securities of a Trust the junior subordinated notes held by the Trust, as described above under the heading "--Distribution of Junior Subordinated Notes."

   If a liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay the distribution in full, then the amounts payable directly by the Trust on the capital securities will be paid on a pro rata basis. The holders of the Trust's common securities will be entitled to receive distributions upon such liquidation on a ratable basis with the holders of the capital securities, except in the limited circumstances described above under the heading "--Subordination of Common Securities."

   Pursuant to its declaration of trust, a Trust shall dissolve:

  .  on the expiration of its term;

  .  upon the bankruptcy of Bank of America;

  . upon the filing of a certificate of dissolution or its equivalent with respect to Bank of America;

  . upon the consent of the holders of at least a majority in aggregate liquidation amount of the trust securities voting together as a single class to dissolve the Trust;

  . upon the revocation of the charter of Bank of America and the expiration of 90 days after the date of revocation without a reinstatement thereof;

  . at the election of Bank of America at any time and upon the distribution of the junior subordinated notes held by the Trust to the holders of the capital securities;

  . upon the entry of a decree of judicial dissolution of the holder of the common securities, Bank of America or the Trust; or

  .  upon the redemption of all of the Trust's trust securities.

Events of Default, Payment Failures, Waiver and Notice

   An event of default under a Trust's declaration of trust occurs when there is an event of default under the junior subordinated indenture. These events of default are described below under the heading 'Description of the Junior Subordinated Notes--Events of Default, Waiver and Notice." If an event of default occurs and continues, then under the declaration of trust the rights of the holders of the common securities will be subordinate to the rights of the holders of the capital securities to the extent described under the heading "--Subordination of Common Securities."

   The holders of capital securities do not have any specific rights under the declaration of trust upon the occurrence of an event of default. The property trustee under the Trust holds the related junior subordinated notes issued under the junior subordinated indenture, and if an event of default occurs and continues, the property trustee, as the sole holder of the notes, will have the right under the junior subordinated indenture to declare the principal of and interest on the notes to be immediately due and payable.

   If the property trustee fails to enforce its rights upon an event of default under the junior subordinated indenture after a holder of capital securities has made a written request, such holder of capital securities may institute a legal proceeding directly against us to enforce the property trustee's rights as holder of the notes without first instituting a legal proceeding against the property trustee or any other person or entity. The rights of holders of junior subordinated notes (including the property trustee, as a holder), and in certain circumstances the holders of the capital securities, upon an event of default under the junior subordinated indenture are described further below under the heading "Description of the Junior Subordinated Notes--Events of Default, Waiver and Notice."

   A default by us in payment obligations with respect to the junior subordinated notes does not constitute an event of default for purposes of the junior subordinated indenture and, therefore, does not constitute an event of default under the declaration of trust. However, if we fail to pay the principal of, or premium, if any, or interest on, a series of junior subordinated notes on the date such interest, principal or premium is otherwise payable (or in the case of redemption, the redemption date) and such failure continues (referred to as a "payment failure"), a holder of the related capital securities may bring a direct action against us. A holder may institute such a proceeding without first (1) directing the property trustee to enforce the terms of the junior subordinated notes or (2) suing us to enforce the property trustee's rights under the junior subordinated notes. In connection with such a direct action, the holders of the common securities will be subrogated to the rights of the holder of the capital securities to the extent we make any payments. This means that if a holder of capital securities already had received payment of a distribution that was the basis of the direct action, then we, as holder of the common securities, will be entitled to payment of that amount. The holders of capital securities will not be able to exercise directly any other remedy available to holders of the junior subordinated notes.

   Under the declaration of trust, the holders of a majority in liquidation amount of capital securities may waive events of default with respect to the capital securities. However, if the underlying event of default under the junior subordinated indenture may not be waived, then the event of default under the declaration of trust may not be waived. Furthermore, if the waiver of the underlying event of default under the indenture requires the consent or vote of more than a majority in principal amount of the corresponding junior subordinated notes (referred to as a "super majority"), then only the same super majority of holders of the capital securities may waive the event of default under the declaration of trust.

   A waiver of an event of default under the junior subordinated indenture by the property trustee, as holder of the junior subordinated notes, constitutes a waiver of the corresponding event of default under the declaration of trust. In addition, a waiver of an event of default with respect to capital securities under the declaration of trust waives the event of default with respect to the common securities for all purposes under the declaration of trust. Furthermore, the holders of common securities are deemed to have waived events of default to the extent described under the heading "--Subordination of Common Securities."

   Following the occurrence and during the continuance of an event of default, we are subject to restrictions with respect to payments related to our capital stock and our indebtedness that ranks equally with or junior to the junior subordinated notes, as more particularly described under the heading "Description of the Junior Subordinated Notes--Certain Covenants of Bank of America."

   The property trustee is required to notify all holders of the capital securities of any events of default or note payment failures.

   We and the regular trustees of a Trust are required to file annually with the property trustee an officers' certificate as to our respective compliance with all conditions and covenants under the applicable declaration of trust.

Voting Rights

   The holders of the capital securities have no voting rights, except as described below and except as provided under the heading "Description of Guarantee--Amendment and Assignment" and as otherwise required by law and the declaration of trust.

   The holders of a majority in aggregate liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or exercising any trust or power of the property trustee under the declaration of trust, including the right to direct the property trustee, as holder of the junior subordinated notes, to:

    . exercise the remedies available to it under the junior subordinated indenture as the holder of the junior subordinated notes;

    . waive any past event of default that is waivable under the junior subordinated indenture;

    . exercise any right to rescind or annul a declaration that the principal of all the related series of junior subordinated notes shall be due and payable; or

    . consent to any amendment, modification or termination of the junior subordinated indenture where such consent is required.

Except for directing the time, method and place of conducting a proceeding for a remedy available to the property trustee, the property trustee will not take any action at the direction of the holders of capital securities unless the property trustee receives an opinion of tax counsel that states that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes as a result of such action.

   Where a consent or action under the junior subordinated indenture requires the consent or act of holders of a super majority of the junior subordinated notes, then only the same super majority of holders of the capital securities may direct the property trustee to give such consent or take such action.

   If the property trustee's consent is required under the junior subordinated indenture for any amendment, modification or termination of the junior subordinated indenture or the related series of junior subordinated notes, the property trustee is required to request the written direction of the holders of the trust securities, and the property trustee will vote as directed by a majority in liquidation amount of the trust securities voting together as a single class. Where any amendment, modification or termination under the junior subordinated indenture requires the consent of a super majority, however, the property trustee may only give such consent at the direction of the holders of the same super majority of the holders of the trust securities. The property trustee is not required to take any such action in accordance with the directions of the holders of the trust securities unless the property trustee has obtained a tax opinion to the effect described above.

   The holders of the capital securities are entitled to vote on certain modifications or amendments to the declaration of trust, as more particularly described below under "--Modification of the Declaration of Trust."

   Any required approval or direction of holders of capital securities may be given at a separate meeting of holders of capital securities convened for such purpose, at a meeting of all of the holders of trust securities or by written consent. The regular trustees will mail to each holder of record of capital securities a notice of any meeting at which such holders are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken. Each notice will include the following information:

  .  the date of the meeting or the date by which the action is to be taken;

  . a description of any resolution proposed for adoption or for which written consent is sought; and

  .  instructions for the delivery of proxies or consents.

   No vote or consent of the holders of capital securities is required for a Trust to redeem and cancel capital securities or distribute junior subordinated notes in accordance with the Trust's declaration of trust.

   Despite the fact that holders of capital securities are entitled to vote or consent under the circumstances described above, any of the capital securities that are owned by us or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, us will not be entitled to vote or consent. Instead, these capital securities will be treated for such purpose as if they were not outstanding.

   The procedures by which holders of capital securities may exercise their voting rights are described under the heading "--Book-Entry Only Issuance--The Depository Trust Company."

Modification of the Declaration Of Trust

   A declaration of trust may be modified and amended if approved by a majority of the regular trustees and, in certain circumstances, the property trustee and the Delaware trustee. If, however, any proposed amendment provides for, or the regular trustees otherwise propose to effect:

    (1)any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration of trust or otherwise, or

    (2)the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the declaration of trust,

then the holders of the trust securities voting together as a single class will be entitled to vote on the amendment or proposal. Such amendment or proposal shall not be effective except with the approval of holders of at least a majority in liquidation amount of the trust securities affected thereby. If, however, any amendment or proposal referred to in clause (1) above would adversely affect only the capital securities or only the common securities, then only holders of the affected class will be entitled to vote on such amendment or proposal, and the amendment or proposal shall not be effective except with the approval of holders of a majority in liquidation amount of that class of trust securities.

   Notwithstanding the foregoing, no amendment or modification may be made to the declaration of trust if that amendment or modification would:

  . cause the Trust to be classified for United States federal income tax purposes as other than a grantor trust;

  . reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act; or

  . cause the Trust to be deemed an "investment company" required to be registered under the Investment Company Act of 1940.

Mergers or Consolidations of the Trusts

   A Trust may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to us or any other person, except as described below. The Trust may, with the consent of the regular trustees but without the consent of the holders of the applicable trust securities, the property trustee or the Delaware trustee, consolidate, amalgamate or merge with or into, or be replaced by, a trust organized as such under the laws of any state if:

  .  the successor entity, if not the Trust, either:

     . expressly assumes all of the obligations of the Trust with respect to the trust securities, or

     . substitutes for the trust securities other securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we, as issuer of the junior subordinated notes, expressly acknowledge a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated notes;

  . the capital securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national or international securities exchange or with another organization, if any, on which the capital securities are then listed or quoted;

  . the merger, consolidation, amalgamation or replacement does not cause the capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

  . the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity;

  .  the successor entity has a purpose identical to that of the Trust;

  . prior to the merger, consolidation, amalgamation or replacement, we have received an opinion of counsel to the Trust to the effect that:

     . the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity;

     . following the merger, consolidation, amalgamation or replacement, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

     . following the merger, consolidation, amalgamation or replacement, the Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

  . we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantees of the trust securities.

   Notwithstanding the foregoing, a Trust may not, except with the consent of holders of 100% in liquidation amount of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, merger, amalgamation or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Book-Entry Only Issuance--The Depository Trust Company

   Description of the Global Certificates. The capital securities will be issued only in book-entry form and shall be represented by one or more global certificates. DTC will act as securities depositary for the capital securities, and the global certificates will be registered in the name of Cede & Co. (DTC's nominee).

   DTC Procedures. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of the capital securities within the DTC system must be made by or through participants, which will receive a credit for the capital securities on DTC's records. The ownership interest of each beneficial owner of the capital securities is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants or indirect participants through which the beneficial owners purchase capital securities. Transfers of ownership interest in the capital securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the capital securities, except in the event that use of the book-entry system for the capital securities is discontinued.

   DTC has no knowledge of the actual beneficial owners of the capital securities. DTC's records reflect only the identity of the participants to whose accounts the capital securities are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

   So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the capital securities for all purposes under the applicable declaration of trust and the capital securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the applicable declaration of trust.

   DTC has advised us that it will take any action permitted to be taken by a holder of the capital securities, including the presentation of the capital securities for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global certificates are credited and only in respect of such portion of the aggregate liquidation amount of the capital securities as to which the participant or participants has or have given the direction. Also, if there is an event of default under the capital securities, DTC will exchange the global certificates for certificated securities, which it will distribute to its participants in accordance with its customary procedures.

   Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices in respect of the capital securities held in book-entry form will be sent to Cede & Co. If less than all of the capital securities are being redeemed, DTC will determine by lot the amount of interest of each participant to be redeemed.

   Although voting with respect to the capital securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the capital securities. Under its usual procedures, DTC would mail an omnibus proxy to the applicable Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the capital securities are allocated on the record date identified in a listing attached to the omnibus proxy.

   Distributions on the capital securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participants and indirect participants and not of DTC, the applicable Trust, Bank of America or any other party, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of any distributions to DTC is the responsibility of the applicable Trust, disbursement of those payments to participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of participants and indirect participants.

   Normally, a beneficial owner of an interest in a global certificate is not entitled to receive physical delivery of the capital securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the capital securities.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificates among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Bank of America nor any Trust will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving notice to the applicable Trust. If a successor securities depositary is not obtained, definitive certificates representing the capital securities are required to be printed and delivered to the property trustee. Additionally, the applicable Trust, with our consent, may discontinue use of the system of book-entry transfers through DTC or any successor depositary. In each of the above circumstances, we will appoint a paying agent with respect to the capital securities.

   The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to acquire, hold or transfer beneficial interests in the global capital securities as represented by a global certificate.

   The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

Registrar, Transfer Agent and Paying Agent

   Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will act as registrar, transfer agent and paying agent for the capital securities.

   Registration of transfers of capital securities will be effected without charge by or on behalf of the applicable Trust, but upon payment of, and the giving of any indemnity as the Trust or we may require with respect to, any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Trust may not register or cause to be registered the transfer of its capital securities after such capital securities have been called for redemption.

Information Concerning the Property Trustee

   Other than during the occurrence and continuance of an event of default under a declaration of trust, the property trustee is required to perform only the duties that are specifically set forth in the applicable declaration of trust. Following the occurrence and during the continuance of an event of default, the property trustee must exercise the same degree of care and skill in the exercise of its rights and powers as a prudent person would exercise in the conduct of his or her own affairs under the circumstances. Subject to this provision, the property trustee is under no obligation to exercise any of the rights or powers vested in it by the applicable declaration of trust at the request of any holder of capital securities unless such holder offers indemnity reasonably satisfactory to the property trustee against the costs, expenses and liabilities that might be incurred. However, the holders of the capital securities will not be required to offer any indemnity if such holders, by exercising their voting rights, direct the property trustee to take any action following an event of default under the declaration of trust.

   We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the property trustee and its affiliated entities in the ordinary course of business. The property trustee also serves as trustee for certain series of our outstanding indebtedness under other indentures.

Governing Law

   The declarations of trust will be governed by and construed in accordance with the internal laws of the State of Delaware.

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

                 DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

   We may issue junior subordinated notes from time to time in one or more series under a base indenture between us and The Bank of New York, as indenture trustee, and a supplement to the base indenture in the form of a supplemental indenture or a resolution of our Board of Directors or of a special committee formed by our Board of Directors. With respect to any particular series of junior subordinated notes, the term "indenture" or "junior subordinated indenture" used in this prospectus is deemed to include any supplement to the base indenture with respect to that series. The terms of the junior subordinated notes will include those stated in the junior subordinated indenture and those made part of that indenture by reference to the Trust Indenture Act.

   The Trusts will invest the proceeds from the issuance and sale of the trust securities in the junior subordinated notes. We have summarized the general terms and provisions of the notes in this section. The prospectus supplement for a specific series of capital securities also describes the specific terms of the related series of junior subordinated notes offered through that prospectus supplement. The following summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the junior subordinated indenture and the Trust Indenture Act. You should read the junior subordinated indenture for additional information before you purchase any capital securities. The base indenture and the form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus is a part.

General

   The junior subordinated notes are our direct unsecured obligations. The notes may be issued from time to time in one or more series that we establish under the junior subordinated indenture and are subordinated as described below under the heading "--Subordination." Neither the junior subordinated indenture nor any other agreement limits the principal amount of junior subordinated notes or other indebtedness that we may issue.

   Under circumstances involving the dissolution of a Trust, the related series of junior subordinated notes may be distributed to the holders of the trust securities in liquidation of that Trust, provided that any required regulatory approval is obtained. Only one series of junior subordinated notes will be issued to a Trust or the property trustee of the Trust in connection with the issuance of trust securities by the Trust.

   The prospectus supplement relating to the particular series of junior subordinated notes will include specific terms relating to the offering. These terms will include some or all of the following:

  .  the title and type of the notes;

  .  the aggregate principal amount of the notes of that series;

  .  the percentage of their principal amount at which the notes will be issued;

  . the date or dates the notes mature and the method for determining a maturity date, as well as any right to shorten or extend any maturity date;

  .  with respect to interest:

     . the interest rate or rates on the notes, which may be fixed or variable, or the method used to calculate that interest;

     . the date interest will begin to accrue;

     . the record and interest payment dates for the notes; and

     . the right to extend the interest payment periods and the duration of such extension;

  .  the place or places where:

     . we can make payments on the notes;

     . the notes can be surrendered for registration of transfer or exchange;
       and

     . notices and demands can be given to us relating to the notes and under the junior subordinated indenture;

  . any optional redemption provisions that would permit us or the holders of notes to elect redemption of the notes before their final maturity;

  .  any provisions for a sinking purchase or analogous fund;

  .  the form of the notes and the terms and provisions relating to such form;
     and

  .  any other specific terms of the notes.

   When we use the term "holder" in this prospectus as to a registered note, we mean the person in whose name the note is registered in the security register.

Subordination

   The junior subordinated notes are subordinate to all of our existing and future Senior Obligations, as defined below. This means that no payment of principal (including redemption payments), premium, if any, or interest on the junior subordinated notes may be made if:

  . any principal, premium, interest or any other payment due on any of our Senior Obligations has not been paid when due and such default continues; or

  . the maturity of any of our Senior Obligations has been accelerated because of a default.

   Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization of Bank of America, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or similar proceedings, all amounts due on all Senior Obligations must be paid in full before the holders of junior subordinated notes are entitled to receive or retain any payment.

   If we violate the junior subordinated indenture by making a payment to holders of the junior subordinated notes in violation of the provisions described above, then the holders of the junior subordinated notes will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments to, the holders of the Senior Obligations outstanding at the time.

   Because of the subordination, if we become insolvent, holders of Senior Obligations may receive more, ratably, and holders of the junior subordinated notes having a claim pursuant to those notes may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the junior subordinated indenture in connection with the junior subordinated notes.

   The rights of the holders of the junior subordinated notes are subrogated to the rights of holders of our Senior Obligations to receive payments or distributions until the Senior Obligations are paid in full. Such Senior Obligations shall continue to be Senior Obligations and be entitled to the benefits of the subordination provisions regardless of any amendment, modification or waiver of any term of such Senior Obligations.

   Except as described below, the term "Senior Obligations" means, with respect to Bank of America:

    (1)the principal, any premium and interest with respect to

       . indebtedness of Bank of America for money borrowed or purchased and similar obligations (whether or not such indebtedness is denominated as senior or subordinated); and

       . indebtedness evidenced by securities, debentures, bonds or other similar instruments (whether or not denominated as senior or subordinated) issued by Bank of America;

    (2)all capital lease obligations of Bank of America;

    (3)all obligations of Bank of America issued or assumed as the deferred purchase price of property, all conditional sale obligations of Bank of America and all obligations of Bank of America under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (4)all obligations of Bank of America for the reimbursement on any letter of credit, banker's acceptance or similar credit transaction;

    (5)all obligations of Bank of America arising from off-balance sheet guarantees by Bank of America and direct credit substitutes and obligations of Bank of America associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts, swap agreements (including interest rate and foreign exchange swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity option contracts;

    (6)all obligations and financial instruments of the type referred to in clauses (1)-(5) above of other persons for the payment of which Bank of America is responsible or liable as obligor, guarantor or otherwise; and

    (7)all obligations of the type referred to in clauses (1)-(6) above of other persons secured by any lien on any property or asset of Bank of America (whether or not such obligation is assumed by Bank of America).

   However, the term "Senior Obligations" does not include:

       . any such indebtedness that by its terms is subordinated to or ranks equally with the junior subordinated notes; and

       . any indebtedness between or among Bank of America or our affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any Trust or a trustee of such Trust or
         (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with Bank of America that is a financing vehicle of Bank of America (a "financing entity") in connection with the issuance by such financing entity of capital securities or other securities that rank equally with, or junior to, the capital securities.

Additional Interest

   If, at any time while the property trustee is the holder of a series of junior subordinated notes, a Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States or any other domestic taxing authority, then we will be required to pay additional interest on the junior subordinated notes. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the Trust and the property trustee after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts that the Trust would have received and retained had no such taxes, duties, assessments or other governmental charges been imposed. This means that the Trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.

Form, Exchange, Registration, Transfer and Payment

   The applicable prospectus supplement will identify the denominations in which the junior subordinated notes will be issued. No service charge will be made for any transfer or exchange of the junior subordinated notes. However, either we or the indenture trustee may require payment of a sum sufficient to cover any tax, fee or other government charge that is payable in connection with any such transfer or exchange.

   Unless we state otherwise in the applicable prospectus supplement, principal, premium, if any, or any interest will be payable, and the junior subordinated notes may be surrendered for transfer or exchange, at the offices of The Bank of New York, as paying and authenticating agent. However, at our option we may pay interest by check mailed to the person entitled to such interest at such person's address as it appears on the security register. As long as the property trustee is the holder of junior subordinated notes, we will pay principal and interest on the notes to the account designated by the property trustee.

Option to Defer Interest Payments

   We have the right under the junior subordinated indenture to defer interest payments on any series of the junior subordinated notes from time to time by extending the interest payment period for up to a number of consecutive interest payment periods that we will specify in the applicable prospectus supplement. We refer to this period as an "extension period." No extension period may extend beyond the stated maturity of the corresponding junior subordinated notes. At the end of the extension period, we shall pay all interest then accrued and unpaid, including any additional interest as described under the heading "--Additional Interest," together with compounded interest at the rate specified for the junior subordinated notes to the extent permitted by law. Any special considerations applicable to any such notes will be described in the applicable prospectus supplement.

   Unless otherwise specified in the applicable prospectus supplement, if we exercise our deferral right, then during any extension period, we are subject to restrictions with respect to payments related to our capital stock and our indebtedness that ranks equally with or junior to the notes, as more particularly described below under the heading "--Certain Covenants of Bank of America."

   We may extend an extension period prior to the end of such extension period, so long as the period, as extended, does not exceed the maximum number of consecutive interest payment periods we specify in the prospectus supplement and does not extend beyond the stated maturity of the notes. In addition, following the termination of an extension period and the payment of all deferred distributions and accrued interest, we may begin a new extension period, which must comply with the above requirements. No interest shall be due and payable during an extension period, except at the end of such period. However, we may prepay at any time all or any portion of the interest accrued during an extension period.

Prepayment

   Unless otherwise specified in the applicable prospectus supplement, the junior subordinated notes are not subject to any sinking fund and are not redeemable at the option of the holder. Unless otherwise specified in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve Board, if required, prepay the junior subordinated notes of any series in whole at any time or in part from time to time. If the junior subordinated notes of any series may be prepaid only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or describe such conditions. Except as otherwise specified in the applicable prospectus supplement, the prepayment price for any junior subordinated note so prepaid will equal 100% of the principal amount of such junior subordinated note plus accrued and unpaid interest to the prepayment date.

   Except as otherwise specified in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve Board, if required, prepay a series of junior subordinated notes in whole, but not in part, at any time within 90 days after the occurrence of a tax event, investment company event or capital treatment event, each as described under the heading "Description of Capital Securities--Redemption of Capital Securities" above, at a prepayment price equal to 100% of the principal amount of such junior subordinated notes then outstanding plus accrued and unpaid interest to the prepayment date.

   Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated notes to be prepaid as it appears in the security register. Unless we default in payment of the prepayment price, on and after the prepayment date, interest will cease to accrue on such junior subordinated notes or the portions of such notes called for prepayment.

Certain Covenants of Bank of America

   If (1) we shall have exercised our right to defer payments of interest on a series of junior subordinated notes, as described under the heading "--Option to Defer Interest Payments," or (2) junior subordinated notes of a series are held by a Trust and remain outstanding and either (a) there shall have occurred and be continuing an event of default under the junior subordinated indenture, or any payment failure, or (b) we shall be in default relating to our payment of any obligations under the guarantees relating to that Trust, then we shall not:

  . declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock or make any guarantee payment with respect to the foregoing (other than (1) purchases or acquisitions of our shares of common stock in connection with the satisfaction by us of our obligations under any employee benefit plans, (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock or (3) the purchase of fractional interests in shares of our capital stock pursuant to an acquisition or the conversion or exchange provisions of our capital stock or the security being converted or exchanged); or

  . make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us that rank equally with or junior to the junior subordinated notes.

   In addition, if junior subordinated notes are issued to a Trust or a trustee of the Trust in connection with the issuance of the Trust's trust securities, then as long as such trust securities remain outstanding, we will:

  . maintain 100% direct or indirect ownership of the common securities of that Trust, unless a permitted successor of Bank of America succeeds to our ownership of such common securities;

  .  use our reasonable efforts to cause that Trust to:

     . remain a statutory business trust, except in connection with the distribution of corresponding junior subordinated notes to the holders of the trust securities in liquidation of such Trust, the redemption of all of the trust securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust's declaration of trust; and

     . otherwise continue not to be treated as an association taxable as a corporation or partnership for United States federal income tax purposes; and

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  .  use our reasonable efforts to cause each holder of such trust securities to be treated as owning an undivided beneficial interest in the corresponding junior subordinated notes.

Limitation on Mergers and Sales of Assets

   The junior subordinated indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our assets. These transactions are permitted if:

  . the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States or any state or the District of Columbia and expressly assumes all of our obligations under the junior subordinated indenture; and

  . immediately after the transaction, we or any successor company are not in default in the performance of any covenant or condition.

   Upon any such consolidation, merger or transfer, the resulting or acquiring entity will be substituted for us in such indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the junior subordinated indenture, and we will be released from further liabilities and obligations under such indenture and under the junior subordinated notes.

Events of Default, Waiver and Notice

   The junior subordinated indenture provides that the following events, if they have occurred and are continuing, are events of default relating to a series of junior subordinated notes:

  . certain events involving the bankruptcy, insolvency or reorganization of Bank of America; or

  . as long as the junior subordinated notes are held by a Trust or a trustee of the Trust, the voluntary or involuntary dissolution, winding up or other termination of that Trust, except in connection with the (1) distribution of the junior subordinated notes to the holders of the Trust's trust securities in liquidation of their interests in the Trust,
     (2) the redemption of all of the outstanding trust securities of the Trust, or (3) certain mergers, consolidations or amalgamations, each as permitted by the Trust's declaration of trust.

A default by us in payment obligations with respect to the junior subordinated notes or under the related guarantees does not constitute an event of default for purposes of the junior subordinated indenture. As long as the series of junior subordinated notes are held by a Trust or a trustee of the Trust, the holders of capital securities have certain rights to sue us directly upon a payment failure or if the property trustee fails to enforce its rights as holder of the notes, as more particularly described under the heading "Description of the Capital Securities--Events of Default, Payment Failures, Waiver and Notice."

   If an event of default under the junior subordinated indenture occurs and continues with respect to a series of junior subordinated notes, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated notes of that series may declare the principal of and all accrued but unpaid interest on such junior subordinated notes to be due and payable immediately. The holders of a majority in aggregate outstanding principal amount of such series of junior subordinated notes (or all series, as applicable) may annul such declaration in certain circumstances and waive such default. As long as the series of notes is held by a property trustee under a Trust for the benefit of the Trust's trust securities, the property trustee, as sole holder of the notes, will have the right to exercise these rights and may be directed in such exercise by the holders of the capital securities. See "Description of the Capital Securities--Events of Default, Payment Failures, Waiver and Notice" and "--Voting Rights."

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

   Prior to a declaration of acceleration, the holders of a majority in aggregate principal amount of such series of junior subordinated notes generally may waive on behalf of the holders of all such series of notes any default or event of default under the junior subordinated indenture other than:

  . a default in the payment of principal of, premium, if any, or interest on such junior subordinated notes;

  . a default in respect of covenants that cannot be modified or amended without the consent of each holder of such junior subordinated notes affected; or

  . a default in respect of certain other covenants described above under the heading "--Certain Covenants of Bank of America."

However, as long as the notes are held by a property trustee under a Trust for the benefit of the holders of the Trust's trust securities, any such waiver or modification requires the consent of the holders of at least a majority in liquidation preference (or, if the waiver or modification requires the consent of each holder of junior subordinated notes, then each holder) of the related trust securities.

   The holders of a majority in aggregate principal amount of the outstanding junior subordinated notes of any and all series affected generally shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to or exercising any power of the indenture trustee under the junior subordinated indenture. However, the holders of such notes must offer to the indenture trustee reasonable indemnity against expenses and liabilities. As long as a series of notes is held by a property trustee under a Trust for the benefit of the Trust's trust securities, the property trustee, as sole holder of the notes, will have the right to exercise these rights and may be directed in such exercise by the holders of the capital securities. See "Description of the Capital Securities--Voting Rights."

   Subject to the subordination provisions, described under the heading "--Subordination," the right of any holder of junior subordinated notes (including the property trustee) to receive payment of the principal of and premium, if any, and interest on such junior subordinated notes on or after the due dates therefor, or to institute suit for the enforcement of any such payment provisions, shall not be impaired or affected without the consent of such holder.

   An event of default under the junior subordinated indenture is an event of default under the related declaration of trust, and the waiver of an event of default under the indenture is a waiver under the related declaration of trust. These provisions are more particularly described under the heading "Description of the Capital Securities--Events of Default, Payment Failures, Waiver and Notice."

   Following the occurrence and during the continuance of an event of default, we are subject to restrictions with respect to payments related to our capital stock and our indebtedness that ranks equally with or junior to the junior subordinated notes, as more particularly described above under the heading "--Certain Covenants of Bank of America."

   The indenture trustee is required to notify all holders of the junior subordinated notes of any events of default or note payment failures.

   We are required to file an officers' certificate with the debt trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the junior subordinated indenture.

Modification of Junior Subordinated Indenture

   Under the junior subordinated indenture, our rights and obligations and the rights of holders of the junior subordinated notes may be modified or amended with the consent of the holders of at least a majority in aggregate principal amount of the outstanding junior subordinated notes of all series affected by the modification or amendment, acting as one class. However, no such

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

modification or amendment may, without the consent of the holders of each junior subordinated note affected thereby:

  . extend the fixed maturity of any junior subordinated note, except as set forth in the terms of the particular series of junior subordinated notes;

  . reduce the rate or extend the time of payment of interest on such junior subordinated note;

  . reduce the principal amount of or any premium on any junior subordinated note;

  .  reduce any amount payable on redemption of any junior subordinated note;

  . make the principal of, or interest or premium on, such junior subordinated notes payable in any coin or currency other than that provided in such junior subordinated notes;

  . impair or affect the right of any holder of such junior subordinated notes to institute suit for the payment of such notes or the right of repayment, if any, at the option of the holder; or

  . reduce the percentage of outstanding junior subordinated notes required to consent to a modification or amendment of the junior subordinated indenture.

   As long as the junior subordinated notes are held by the property trustee of a Trust, no modification of the junior subordinated indenture will be effective until the holders of a majority in liquidation preference of the Trust's trust securities have consented to such modification. If the consent of the holder of each outstanding junior subordinated note is required for such modification, such modification shall not be effective until each holder of related trust securities has consented to such modification.

   We and the indenture trustee may enter into, without the consent of any holder of junior subordinated notes, any supplemental indenture under the junior subordinated indenture, to create any new series of junior subordinated notes or make any change in the indenture that generally does not materially adversely affect the rights of any holder of junior subordinated notes.

Discharge and Defeasance

   We may discharge most of our obligations under the junior subordinated indenture if the junior subordinated notes have already been delivered to the indenture trustee for cancellation or the junior subordinated notes have either become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year. We discharge our obligations by depositing with the indenture trustee an amount sufficient to pay when due the principal of and premium, if any, and interest on all outstanding junior subordinated notes.

   The junior subordinated indenture also provides that, if no event of default under the indenture has occurred and is continuing, we will be discharged from our obligations with respect to a series of junior subordinated notes if we deposit with the indenture trustee, in trust, money or United States government obligations sufficient to pay all of the principal of, and premium, if any, and any interest on, the notes of that series, on the dates the payments are due under the junior subordinated indenture and the terms of such notes.

   To exercise this option, we are required to deliver to the indenture trustee an opinion of counsel that states that:

  . the deposit and related defeasance would not cause the holders of the junior subordinated notes of such series to recognize income, gain or loss for United States federal income tax purposes, which opinion must be accompanied by a private letter ruling to that effect received by us from the IRS or a revenue ruling pertaining to a comparable form of transaction to that effect published by the IRS; and

  . if the junior subordinated notes of that series are listed on any national securities exchange, such notes will not be delisted as a result of the deposit and related defeasance.

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

   The obligations under the junior subordinated indenture to register the transfer or exchange of junior subordinated notes, to replace stolen, lost or mutilated junior subordinated notes and to maintain paying agents and hold monies for payment in trust will continue, even if we exercise our defeasance and discharge option.

Book-Entry and Settlement

   If junior subordinated notes are distributed to holders of capital securities in liquidation of such holders' interests in a Trust, DTC will act as securities depositary for the junior subordinated notes and the notes previously registered in the name of the property trustee on behalf of the Trust will be re-registered in the form of one or more global certificates in the name of the depositary or its nominee. Each global certificate is referred to as a "global security."

   Except in limited circumstances, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of junior subordinated notes in definitive form and will not be considered the holders, as defined in the junior subordinated indenture, of such global security for any purpose under the junior subordinated indenture. A global security representing junior subordinated notes is only exchangeable for another global security of like denomination to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. The global securities may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if such beneficial owner is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

   As of the date of this prospectus, the description in this prospectus of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments relating to the capital securities apply in all material respects to any debt obligations such as the junior subordinated notes represented by one or more global securities held by DTC. We may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Capital Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

Governing Law

   The junior subordinated indenture and the junior subordinated notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Indenture Trustee

   We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the indenture trustee and its affiliated entities in the ordinary course of business. The indenture trustee also serves as trustee for certain series of our outstanding indebtedness under other indentures.

   Under the junior subordinated indenture, we may remove the indenture trustee and appoint a successor trustee in certain circumstances relating to the indenture trustee's conflicts of interest or eligibility or ability to continue as indenture trustee. In addition, the holders of a majority in principal amount of a series of junior subordinated notes may remove the indenture trustee with respect to that series and nominate a successor trustee.

Miscellaneous

   Bank of America will pay all costs and expenses in connection with the transactions described in this prospectus, including those related to:

  . the offering, sale and issuance of trust securities and the related junior subordinated notes, including any underwriting commissions;

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

  . the organization, maintenance and dissolution and the operation of each Trust;

  . the retention of the indenture trustee and the trustees under each declaration of trust;

  .  indemnification obligations under each declaration of trust;

  .  all taxes (other than United States withholding taxes relating to a Trust).

   We have the right at all times to assign any of our respective rights or obligations under the junior subordinated indenture to a direct or indirect wholly-owned subsidiary of Bank of America. If we assign any of our rights or obligations, however, we will remain liable for all of their respective obligations. Subject to this right of assignment, the junior subordinated indenture will be binding upon and inure to the benefit of the parties to such indenture and their respective successors and assigns. The parties to the junior subordinated indenture may not otherwise assign such indenture.

                           DESCRIPTION OF GUARANTEE

   Set forth below is a summary of information concerning the guarantee that we will execute and deliver for the benefit of the holders of a series of capital securities when a Trust issues its trust securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the guarantee trustee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the related capital securities. The following summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the guarantee and the Trust Indenture Act. The form of guarantee is filed as an exhibit to the registration statement of which this prospectus is a part.

General

   A guarantee is held by the guarantee trustee for the benefit of the holders of the capital securities. Under each guarantee, we will irrevocably and unconditionally agree to pay, when due, to the holders of the capital securities issued by a Trust, the following payments or distributions, which are referred to as "guarantee payments," without duplication:

  . any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent the Trust has funds available for distributions;

  . the redemption price, including all accrued and unpaid distributions, relating to any capital securities called for redemption by the Trust, to the extent such Trust has funds available for redemptions; and

  . upon a voluntary or involuntary dissolution, winding-up or termination of such Trust, other than in connection with the distribution of junior subordinated notes held by such Trust to the holders of capital securities, the lesser of:

     . the aggregate of the liquidation amount and all accrued and unpaid distributions on the capital securities to the date of payment, to the extent the Trust has funds available for liquidations; and

     . the amount of assets of the Trust remaining available for distribution to holders of the capital securities in liquidation of the Trust.

   The redemption price and liquidation amount will be fixed at the time the capital securities are issued and will be described in the applicable prospectus supplement relating to the offering of such capital securities.

   We may satisfy our obligation to make a guarantee payment by direct payment of the required amounts to the holders of capital securities or by causing the applicable Trust to pay such amounts to the holders.


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

   A guarantee will not apply to any payment of distributions except to the extent the related Trust has funds available for such payments. If we do not make interest payments on the junior subordinated notes held by a Trust, the Trust will not pay distributions on its capital securities and will not have funds available for such payments. In such case, holders of the capital securities would not be able to rely on the related guarantee for payment of these amounts.

   A guarantee, when taken together with our obligations under the related junior subordinated notes held by the Trust, the junior subordinated indenture and the declaration of trust, including our obligations to pay costs, expenses, debts and liabilities of that Trust (other than those relating to trust securities), will provide a full and unconditional guarantee on a subordinated basis of payments due on the capital securities.

   Unless otherwise specified in the applicable prospectus supplement, we will also agree separately to irrevocably and unconditionally guarantee the obligations of each Trust with respect to the common securities issued by that Trust to the same extent as the capital securities guarantee. However, if an event of default under the junior subordinated indenture has occurred and is continuing, holders of capital securities shall have priority over holders of common securities with respect to payments under the respective guarantees, as more particularly described under the heading "--Status of the Guarantee."

Amendment and Assignment

   A guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding capital securities of the applicable Trust. No vote will be required, however, for any changes that do not adversely affect the rights of holders of such capital securities.

Termination of the Guarantee

   A guarantee will terminate as to the capital securities of the applicable Trust upon:

  .  full payment of the redemption price of all such capital securities;

  . the distribution of the corresponding junior subordinated notes to the holders of such capital securities; or

  . full payment of the amounts payable in accordance with the applicable declaration of trust upon liquidation or dissolution of the Trust.

   However, the guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of related capital securities must restore payment of any sums paid under the related capital securities or the guarantee.

Events of Default

   An event of default under a guarantee will occur if we fail to perform any payment obligation or other obligation under the guarantee. The holders of a majority in liquidation amount of the related capital securities may waive, on behalf of all holders of such capital securities, any past event of default.

   The holders of a majority in liquidation amount of the related capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the applicable guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce its rights under a guarantee, any holder of related capital securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights and our obligations under the applicable guarantee, without first instituting a legal proceeding against the applicable Trust, the guarantee trustee or any other person or entity.

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   Following the occurrence and during the continuance of an event of default under the guarantee, we are subject to restrictions with respect to payments related to our capital stock and our indebtedness that ranks equally with or junior to the junior subordinated notes, as more particularly described under the heading "Description of the Junior Subordinated Notes--Certain Covenants of Bank of America."

Status of the Guarantee

   A guarantee will constitute an unsecured obligation of Bank of America and will rank:

  . subordinate and junior in right of payment to all our other liabilities, including contingent liabilities;

  . equally with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us with respect to (a) any preferred or preference stock of any of our affiliates and (b) any affiliate's trust preferred or similar capital securities; and

  .  senior to our common stock.

   The terms of each series of capital securities provide that each holder of such capital securities by acceptance of such securities agrees to the subordination provisions and other terms of the related guarantee.

   A guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may sue us, as guarantor, to enforce its rights under the guarantee without suing any other person or entity.

Information Concerning the Guarantee Trustee

   Other than during the occurrence and continuance of an event of default under a guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in such guarantee. Following the occurrence and during the continuance of an event of default, the guarantee trustee must exercise the same degree of care and skill in the exercise of its rights and powers as a prudent person would exercise in the conduct of his or her own affairs under the circumstances. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the rights or powers vested in it by the guarantee, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

   Under the guarantee, unless an event of default has occured and is continuing, we may remove the guarantee trustee at any time and appoint a successor trustee.

   We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the guarantee trustee and its affiliated entities in the ordinary course of business. The guarantee trustee also serves as trustee for certain series of our outstanding indebtedness under other indentures.

Governing Law

   A guarantee will be governed by and construed in accordance with the internal laws of the state of New York.

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                        EFFECT OF OBLIGATIONS UNDER THE
                  JUNIOR SUBORDINATED NOTES AND THE GUARANTEE

   The sole purpose of a Trust is to issue trust securities and to invest the proceeds in the corresponding junior subordinated notes. As long as we pay interest and other payments when due on the applicable series of junior subordinated notes, those payments will be sufficient to cover the distribution, redemption and liquidation payments due on the related trust securities. This is due to the following factors:

  . the aggregate principal amount of the applicable junior subordinated notes will be equal to the sum of the aggregate liquidation amount of the related trust securities;

  . the interest rate and the interest and other payment dates on the applicable junior subordinated notes will be the same as the distribution rate and the distribution and other payment dates for the related trust securities;

  . under the junior subordinated indenture, we will pay for any and all costs, expenses and liabilities of the applicable Trust, except withholding taxes and the applicable Trust's obligations to holders of the related trust securities; and

  . the applicable declaration of trust provides that the applicable Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

   We will guarantee distribution, redemption and liquidation payments due on the capital securities of the Trust to the extent the Trust has funds available for those payments. If we do not make interest or other payments on the related series of junior subordinated notes, the Trust will not have sufficient funds to pay distributions or other payments on the capital securities. The guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of those distributions.

   A holder of capital securities may institute a direct action against us if we fail to make interest or other payments on the junior subordinated notes when due, taking account of any extension period. A direct action may be brought without first:

  . directing the property trustee to enforce the terms of the corresponding junior subordinated notes; or

  . suing us to enforce the property trustee's rights under such junior subordinated notes.

In connection with such direct action, we will be subrogated to the rights of such holder of capital securities under the applicable declaration of trust to the extent of any payment made by us to such holder of capital securities. Consequently, we will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution to the extent that such holder has already received payment relating to such unpaid distribution from the Trust.

   The guarantee trustee will enforce the capital securities guarantees on behalf of the holders of the capital securities. If we fail to make payments under a guarantee, the holders of the related capital securities may direct the guarantee trustee to enforce its rights under such guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of related capital securities may directly sue us to enforce the guarantee trustee's rights under the guarantee. Such holder is not required to first sue the applicable Trust, the guarantee trustee, or any other person or entity. A holder of capital securities may also directly sue us to enforce such holder's right to receive payment under the guarantee. Such holder is not required to first direct the guarantee trustee to enforce the terms of the guarantee or sue such Trust or any other person or entity.

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                     UNITED STATES FEDERAL INCOME TAXATION

   The following is a general discussion of the material United States federal income tax considerations that may be relevant to a beneficial owner of capital securities. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with a beneficial owner of capital securities that purchases the capital securities upon original issuance and who will hold the capital securities as capital assets. This summary does not address tax considerations applicable to investors to whom special tax rules may apply, such as banks, tax-exempt entities, insurance companies, regulated investment companies, common trust funds, dealers in securities or currencies, persons that will hold the capital securities as part of an integrated investment, including a straddle or conversion transaction, comprised of a capital security and one or more other positions or United States holders (as defined below) that have a functional currency other than the U.S. dollar.

   For purposes of this discussion, a "United States holder" is a beneficial owner of capital securities that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions. The term "non-United States holder" means a beneficial owner of capital securities that is not a United States holder.

   Investors should consult their own tax advisors in determining the tax consequences to them of purchasing, holding and disposing of capital securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Junior Subordinated Notes

   In connection with the issuance of the junior subordinated notes, Stroock & Stroock & Lavan LLP, special tax counsel to Bank of America and the Trusts, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, the junior subordinated notes held by the Trusts will be classified for United States federal income tax purposes as indebtedness of Bank of America.

Classification of the Trusts

   In connection with the issuance of the capital securities, Stroock & Stroock & Lavan LLP will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the declaration, the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, each Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of capital securities of a Trust generally will be considered the owner of an undivided interest in the junior subordinated notes owned by such Trust, and each holder will be required to include in its gross income, in accordance with its method of accounting, all interest or original issue discount ("OID") earned, and any gain recognized, with respect to its allocable share of the junior subordinated notes.

United States Holders

   Interest Income and OID. Under the terms of the indenture, Bank of America has the ability to defer payments of interest on the junior subordinated notes by extending the interest payment period. However, if that option is exercised, Bank of America would be prevented from declaring or paying dividends on its stock and from making any payments on debt securities that rank pari passu with or junior to the junior subordinated notes. Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Because of the payment limitations described in the second preceding sentence, Bank of America believes, and this discussion assumes, that the likelihood Bank of America will exercise its option to defer interest payments is remote within the meaning of the regulations. Accordingly, the junior subordinated notes will not be treated as having been issued with OID and each holder of capital securities should include in gross income such holder's allocable share of interest on the junior subordinated notes in accordance with such holder's method of tax accounting. It should be noted, however, that no ruling or other guidance has been issued by the Internal Revenue Service addressing the meaning of the term "remote" as used in these Treasury regulations. Thus, it is possible that the IRS could take a position contrary to the interpretation described above.

   In contrast, if the option to defer any payment of interest was determined not to be "remote," or if Bank of America exercised such option, the junior subordinated notes would be treated as issued with OID. In that case, all stated interest (or remaining stated interest, if the deferral option was exercised) on the junior subordinated notes would be treated as OID and would have to be included in a United States holder's taxable income on an economic accrual basis without regard to whether any cash payments were received and without regard to such holder's method of tax accounting. Consequently, during an extension period, a holder of capital securities would be required to include OID in gross income even though Bank of America would not make any actual cash payments.

   Because income on the capital securities will constitute interest or OID, corporate holders of capital securities are not entitled to a dividends-received deduction for any income received or accrued on the capital securities.

   Receipt of Junior Subordinated Notes or Cash Upon Liquidation of Trusts. Under certain circumstances, junior subordinated notes may be distributed to holders in exchange for capital securities upon the liquidation of the Trusts, as described under the headings "Description of the Capital Securities--Distribution of Junior Subordinated Notes" and "-- Liquidation Distribution Upon Dissolution." Under current law, such a distribution would be treated, for United States federal income tax purposes, as a non-taxable event to each United States holder, and each United States holder would receive an aggregate tax basis in the junior subordinated notes received that is equal to such holder's aggregate tax basis in the capital securities exchanged. A United States holder's holding period in the junior subordinated notes received in liquidation of the Trusts would include the period during which the capital securities were held by such holder.

   Under certain circumstances described in this prospectus, the junior subordinated notes may be prepaid for cash and the proceeds of such prepayment distributed by the Trusts to holders in redemption of their capital securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed capital securities. Accordingly, a United States holder could recognize gain or loss as if it had sold such redeemed capital securities for cash. See "--Sales of Capital Securities" below and "Description of the Capital Securities--Redemption of Capital Securities".

   Sales of Capital Securities. A United States holder that sells capital securities will be considered to have disposed of all or part of its ratable share of the junior subordinated notes. Such a United States holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital securities and the amount realized on the sale of such capital securities. Assuming that Bank of America does not exercise its option to defer payment of interest on the junior subordinated notes and that the junior subordinated notes are not deemed to be issued with OID, a United States holder's adjusted tax basis in the capital securities generally will be its initial purchase price. If the junior subordinated notes are deemed to be issued with OID, a United States holder's tax basis in the capital securities generally will be its initial purchase price, increased by OID previously includible in such United States holder's gross income to the date of disposition and decreased by distributions or other payments received on the capital securities since and including the date that the junior subordinated notes were deemed to be issued with OID. Such gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to such United States holder's ratable share of the junior subordinated notes required to be included in income, and generally will be a long-term capital gain or loss if the capital securities have been held for more than one year.

   If Bank of America exercises its option to defer payment of interest on the junior subordinated notes, the capital securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying junior subordinated notes. In the event of such a deferral, a United States holder who disposes of its capital securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated notes to the date of disposition and to add such amount to the adjusted tax basis of its capital securities. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

   Information Reporting and Backup Withholding. Generally, income on the capital securities will be reported to the IRS and to holders on Forms 1099-INT, which forms should be mailed to holders of capital securities by January 31 following each calendar year. In addition, United States holders may be subject to a 30.5% backup withholding tax (to be reduced gradually to 28% effective 2006 and increased to 31% effective 2011) on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the capital securities.

Non-United States Holders

   Under current United States federal income tax law, payments of principal and interest, including OID, with respect to a capital security that are made to a non-United States holder will not be subject to withholding of United States federal income tax, provided that:

    . the holder of the capital security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Bank of America entitled to vote;

    . the holder of the capital security is not a controlled foreign corporation related to Bank of America through stock ownership;

    . the holder of the capital security is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

    . the holder of the capital security provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements and satisfies documentary evidence requirements for establishing that it is a non-United States holder.

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

Moreover, a non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a capital security, unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met. However, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a capital security or realizing or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a capital security. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

   United States information reporting requirements and backup withholding tax will not apply to payments on a capital security if the beneficial owner (1) certifies its status as a non-United States holder under penalties of perjury and also satisfies documentary evidence requirements for establishing that it is a non-United States holder, or (2) otherwise establishes an exemption. In addition, information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a capital security effected outside the United States by a foreign office of a foreign broker, provided that such broker derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States, is not a controlled foreign corporation for United States federal income tax purposes, and is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business. Backup withholding tax will also not apply to the payment of the proceeds of the sale of a capital security effected outside the United States by a foreign office of any other foreign or any U.S. broker. However, information reporting requirements will be applicable to such payment unless
(1) such broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

   Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a capital security by the United States office of a broker, unless the beneficial owner certifies its status as a non-United States holder under penalties of perjury or otherwise establishes an exemption.

   For purposes of applying the above rules for non-United States holders to a person or entity that is treated as fiscally transparent, e.g., nominees, partnerships and certain trusts, the holder means each of the ultimate beneficial owners of the capital securities. In addition, the fiscally transparent person or entity will be required to provide the payor with a properly completed and executed IRS Form W-8IMY.

   THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS RELATING TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION


   We and the Trusts may sell the securities offered under this prospectus to or through underwriters or dealers, through agents or directly to other purchasers. The underwriters, dealers or agents may include Banc of America Securities LLC or any of our other affiliates. Each prospectus supplement will state the terms of the securities to be offered, including the names of any underwriters or agents, the public offering or purchase price of the securities and the net proceeds we or the trust will receive from the sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and if the securities will be listed on a securities exchange or exchanges, the identity of any exchange.

   Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. If an underwriting syndicate is used, we will list the managing underwriter or underwriters on the cover page of the prospectus supplement. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and each of the underwriters will be obligated to purchase all of its securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We and the Trusts may offer and sell securities through agents from time to time. We will name any agent involved in the offer and sale of any securities and describe any commissions payable by us to the agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

   We and the Trusts may sell directly to, and solicit orders from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act for any resale of the securities. We will describe the terms of any such sales in the prospectus supplement.

   Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their accounts or as our agent.

   Any underwriter or agent participating in the distribution of the securities may be considered to be an underwriter, as that term is defined in the Securities Act, of the securities being offered and sold. Any discounts or commissions received by them from us or a Trust and any profit realized by them on the sale or resale of the securities may be considered to be underwriting discounts and commissions under the Securities Act.

   To facilitate offering the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters may overallot in connection with an offering, creating a short position in the securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   Since any series of securities offered and sold pursuant to this prospectus may be a new issue with no established trading market, there may not be a liquid trading market for the security.

   Under agreements entered into with us or a Trust, underwriters and agents may be entitled to indemnification by us or a Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

   Banc of America Securities LLC is a broker-dealer and one of our subsidiaries and, as such, is an affiliate of the Trusts. Following the initial distribution of securities, our affiliates, including Banc of America Securities LLC, may buy and sell the securities in secondary market transactions as part of their business as a broker-dealer. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. This prospectus and related prospectus supplements may be used by one or more of our affiliates in connection with offers and sales related to secondary market transactions in the securities to the extent permitted by applicable law. Any of our affiliates may act as principal or agent in such transactions.

   The underwriters, agents and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

   Because the National Association of Securities Dealers, Inc. views the securities offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc. Neither Banc of America Securities LLC nor any other member of the National Association of Securities Dealers, Inc. will execute a transaction in any discretionary account without the specific prior written approval of a customer.

   The maximum underwriting compensation to be received by any member of the National Association of Securities Dealers, Inc. will not exceed ten percent of the initial gross proceeds of the securities sold, plus 0.5% for bona fide due diligence.

                                 LEGAL MATTERS

   Certain matters of Delaware law relating to the validity of the capital securities will be passed upon on behalf of the Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the Trusts. The validity of the junior subordinated notes and the guarantees and certain matters relating thereto will be passed upon for Bank of America by Smith Helms Mulliss & Moore, L.L.P. and for the underwriters by Stroock & Stroock & Lavan LLP. Certain United States federal income tax matters will be passed upon for Bank of America and the Trusts by Stroock & Stroock & Lavan LLP, special tax counsel to Bank of America and the Trusts. Smith Helms Mulliss & Moore, L.L.P. and Stroock & Stroock & Lavan LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law relating to the Trusts and the capital securities. As of the date of this prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P. beneficially owned less than one-tenth of 1% of our outstanding shares of common stock.

                                    EXPERTS

   Our consolidated financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2000 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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--------------------------------------


You should rely only on the information
incorporated by reference or provided in this prospectus supplement and the at tached prospectus. We have not au thorized anyone to provide you with different information. We are not offer ing the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement and the attached prospectus is accurate as of any date other than the date on the front of this document.

Our affiliates, including Banc of America
Securities LLC and Incapital LLC, will
deliver this prospectus supplement and
the attached prospectus for offers and
sales in the secondary market.


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[LOGO] BANK OF AMERICA

                                  20,000,000

                              BAC Capital Trust I

                             7% Capital Securities
                           guaranteed to the extent
                              set forth herein by
                          Bank of America Corporation

                               -----------------
                             PROSPECTUS SUPPLEMENT
                               -----------------

                        Banc of America Securities LLC
                                 Incapital LLC
                          A. G. Edwards & Sons, Inc.
                           Bear, Stearns & Co. Inc.
                             Goldman, Sachs & Co.
                                Lehman Brothers
                             Prudential Securities
                                  UBS Warburg
                              Wachovia Securities


                               December 6, 2001
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